Notice of Annual Meeting of Shareholders
and
Management Proxy Circular
of
IVANHOE ENERGY INC.
DATED: March 13, 2009

IVANHOE ENERGY INC.
654 — 999 Canada Place
Vancouver, BC V6C 3E1
Telephone: 604-688-8323 Fax: 604-682-2060
Notice of Annual General Meeting of Shareholders
April 15, 2009
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IVANHOE ENERGY INC. (the “Company”) will be held in Suite 629 — 999 Canada Place, Vancouver, British Columbia on Wednesday, April 15, 2009, at 9:00 AM local time (the “Meeting”) for the following purposes:
1.	to receive the report of the directors;

2.	to receive the Company’s audited financial statements for the financial year ended December 31, 2008 and the auditor’s report thereon;

3.	to elect directors for the ensuing year;

4.	to appoint auditors for the ensuing year and to authorize the directors to fix the auditors’ remuneration;

5.	to consider and, if thought advisable, to pass an ordinary resolution ratifying the grant in April, 2008, of 185,000 incentive stock options to two employees of the Company, all as more particularly described in the Management Proxy Circular that accompanies this Notice; and

6.	to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed March 12, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, this Annual General Meeting and at any adjournment thereof.
A Management Proxy Circular and a form of proxy accompany this Notice. The Management Proxy Circular contains details of matters to be considered at the Meeting. The audited consolidated financial statements of the Company for the year ended December 31, 2008, and the auditor’s report thereon, are expected to be mailed to registered shareholders on or about March 25, 2009.
A shareholder who is unable to attend the Meeting in person and who wishes to ensure that their shares will be voted at the Meeting, is requested to complete, date and sign the enclosed form of proxy and deliver it by facsimile, by hand or by mail in accordance with the instructions set out in the form of proxy and in the Management Proxy Circular. Instructions on how to vote over the internet are also set out in the Management Proxy Circular.
DATED at Vancouver, British Columbia, this 13th day of March, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

“Beverly A. Bartlett” Beverly A. Bartlett
Vice President & Corporate Secretary

IVANHOE ENERGY INC.
Suite 654 — 999 Canada Place
Vancouver, British Columbia V6C 3E1
MANAGEMENT PROXY CIRCULAR
This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of IVANHOE ENERGY INC. (the “Company”) for use at the Annual General Meeting (the “Meeting”) of its shareholders to be held on April 15, 2009, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. Unless otherwise stated, this Management Proxy Circular contains information as at February 27, 2009.
SOLICITATION OF PROXIES
The solicitation of proxies by management will be primarily by mail, but proxies may be solicited by directors, officers and regular employees of the Company personally, by telephone or by means of electronic communication. All costs of this solicitation will be borne by the Company.
APPOINTMENT OF PROXYHOLDERS
The individuals named in the accompanying form of proxy are directors and/or officers of the Company. A shareholder may appoint, as proxyholder or alternate proxyholder, a person or persons other than any of the persons designated in the accompanying form of proxy, and may do so either by inserting the name or names of such persons in the blank space provided in the accompanying form of proxy or by completing another suitable form of proxy.
An appointment of a proxyholder or alternate proxyholder will not be valid unless a form of proxy making the appointment, signed by the shareholder or by an attorney of the shareholder authorized in writing, is deposited with CIBC Mellon Trust Company:
(a)	by facsimile to (416) 368-2502 or 1-866-781-3111,

(b)	by mail to P.O. Box 721, Agincourt, Ontario, M1S 0A1,

(c)	by hand to The Oceanic Plaza, 1600 — 1066 Hastings Street, Vancouver, British Columbia, V6E 3K9 or 320 Bay Street, Banking Hall Level, Toronto, Ontario, M5H 4A6, or

(d)	by Internet voting as described below,
and in each case must be received by CIBC Mellon Trust Company not later than 5:00 PM Pacific Time on the day before the Meeting (excluding Saturdays, Sundays and statutory holidays) or an adjournment thereof, at which the form of proxy is to be used.
In order to vote by Internet, have the form of proxy you received available and access the website at www.eproxyvoting.com/ivanhoeenergy. You will be prompted to enter the 13-digit Control Number which is located in a box on the backside of the proxy. The cut-off time for voting over the Internet is 5:00 PM Pacific Time on the day before the Meeting (excluding Saturdays, Sundays and statutory holidays) or an adjournment thereof.

If your shares are held in street name for your account, your broker or other nominee will advise you whether you may vote through the Internet. A number of banks and brokerage firms participate in programs that permit stockholders to direct their votes through the Internet.
REVOCATION OF PROXIES
A shareholder who has given a proxy may revoke it:
(a)	by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing:
(i)	with CIBC Mellon Trust Company, not later than 5:00 PM Pacific Time on the day before the Meeting (excluding Saturdays, Sundays and statutory holidays) or an adjournment thereof, at which the form of proxy is to be used;

(ii)	at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or an adjournment thereof, at which the form of proxy is to be used;

(iii)	with the chairman of the Meeting on the day of the Meeting or an adjournment thereof;
(b)	if the shareholder has given the proxy by Internet, at any time not later than 5:00 PM Pacific Time on the day before the Meeting (excluding Saturdays, Sundays and statutory holidays) or an adjournment thereof, at which the form of proxy is to be used, by accessing the Internet voting website at www.eproxyvoting.com/ivanhoeenergy and following the instructions to change or revoke a proxy; or

(c)	in any other manner provided by law.
The revocation of a proxy will not affect a matter on which a vote is taken before the revocation.
EXERCISE OF DISCRETION
On a poll, the nominees named in the accompanying form of proxy will vote or withhold from voting the common shares represented thereby in accordance with the instructions of the shareholder. The form of proxy will confer discretionary authority on the nominees named therein with respect to:
(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of auditors and the election of directors;

(b)	any amendment to or variation of any matter identified therein; and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the form of proxy, the nominees named in the accompanying form of proxy will vote the common shares represented by the form of proxy at their own discretion for the approval of such matter.
As of the date of this Management Proxy Circular, management of the Company knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting, each nominee named in the accompanying form of proxy intends to vote thereon in accordance with the nominee’s best judgment.
VOTING BY NON-REGISTERED SHAREHOLDERS
Only registered shareholders of the Company or the persons they appoint as their proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the common shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the common shares. Common shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers, securities brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the Notice of Meeting, this Management Proxy Circular, the form of proxy and other materials, if any (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.
Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either be given:
(a)	a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the voting instruction form will consist of a regular form of proxy accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(b)	a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of common shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the form of proxy. In this case, the Non-Registered Shareholder who wishes to submit a form of proxy should properly complete the form of proxy and deposit it with the Company, c/o CIBC Mellon Trust Company, Suite 1600, The Oceanic Plaza, 1066 Hastings Street, Vancouver, British Columbia, V6E 3K9 or 320 Bay Street, Banking Hall Level, Toronto, Ontario, M5H 4A6.
In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the common shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.
A Non-Registered Shareholder may revoke a proxy or voting instruction form given to an Intermediary by contacting the Intermediary through which the Non-Registered Shareholder’s common shares of the Company are held and following the instructions of the Intermediary respecting the revocation of proxies. In order to ensure that an Intermediary acts upon a revocation of a proxy or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting.
VOTES NECESSARY TO PASS RESOLUTIONS
The Company’s by-laws provide that the quorum for the transaction of business at the Meeting is at least one individual present at the commencement of the Meeting holding, or representing by proxy the holder or holders of, common shares carrying, in the aggregate, not less than thirty-three and one-third percent (33-1/3%) of the votes eligible to be cast at the Meeting.
Under the Yukon Business Corporations Act (the “YBCA”) a majority of the votes cast by shareholders at the Meeting is required to pass an ordinary resolution and a majority of two-thirds of the votes cast at the Meeting is required to pass a special resolution.
Shareholders will be asked to elect directors and appoint auditors for the ensuing year. If there are more nominees for election as directors or appointment as the Company’s auditors than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.
At the Meeting, shareholders will be asked to consider and, if warranted, to pass an ordinary resolution, the full text of which is set out as Schedule “A” hereto (the “Recruitment/Retention Option Ratification Resolution”), ratifying the grant of incentive stock options in April, 2008, to two employees of the Company, all as more particularly described in this Management Proxy Circular under the heading “Particulars of Matters To Be Acted Upon — Ratification of Stock Option Grants”. The Recruitment/Retention Option Grant Ratification Resolution is an ordinary resolution and, as such, requires approval by a majority of the votes cast by shareholders at the Meeting.
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
The Company is unaware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been a director or executive officer of the Company or is a proposed nominee for election as a director of the Company (or an associate or affiliate of such director, director nominee or executive officer) at any time since the beginning of the Company’s last financial year in any matter to be acted upon at the Meeting other than the election of directors.
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
The Company has an authorized capital consisting of an unlimited number of common shares without par value and an unlimited number of preference shares without par value.
As of February 27, 2009 the Company had outstanding 279,381,187 fully paid and non-assessable common shares without par value, each carrying the right to one vote. As of such date, there were no preference shares issued and outstanding.
A holder of record of one or more common shares on the securities register of the Company at the close of business on Thursday, March 12, 2009, (the “Record Date”) who either attends the Meeting personally or deposits a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have such common shares voted at the Meeting, except to the extent that:
(a)	the shareholder has transferred the ownership of any such common shares after the Record Date, and

(b)	the transferee produces a properly endorsed share certificate for, or otherwise establishes ownership of, any of the transferred common shares and makes a demand to CIBC Mellon Trust Company no later than 10 days before the Meeting that the transferee’s name be included in the list of shareholders in respect thereof.
To the knowledge of the Company’s directors and executive officers, as at February 27, 2009:
(a)	the only person who beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying more than 10% of the voting rights attached to all outstanding common shares of the Company, and the approximate number of common shares so owned, controlled or directed, and the percentage of voting shares of the Company represented by such shares; and,

(b)	the aggregate share ownership by the current directors and executive officers of the Company as a group are:

	Number		Percentage of Shares
Name and Address	of Shares(1)		Outstanding(1)
Robert M. Friedland Singapore	52,411,725	(2)(3)	18.44%

Directors and Executive Officers as a Group	59,934,095	(4)(5)	21.08%

(1)	Beneficial ownership is determined in accordance with applicable securities laws and generally includes voting or investment power with respect to securities. Unissued common shares subject to options, warrants or other convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for the purpose of computing the beneficial ownership of common shares of the person holding such convertible security but are not deemed outstanding for computing the beneficial ownership of common shares of any other person.

(2)	1,417,105 common shares are held directly by Mr. Friedland. 50,994,620 common shares are held indirectly, through Newstar Securities SRL, Premier Mines SRL and Evershine SRL, companies controlled by Mr. Friedland.

(3)	Includes 2,200,000 unissued common shares issuable to Mr. Friedland upon the exercise of outstanding share purchase warrants and 1,000,000 vested options.

(4)	Includes 4,922,287 unissued common shares issuable to directors and executive officers upon exercise of incentive stock options and outstanding share purchase warrants.

(5)	Includes 52,411,725 commons shares beneficially owned, directly and indirectly, by Robert M. Friedland.
ELECTION OF DIRECTORS
The Company’s articles provide that the number of directors of the Company will be a minimum of three and a maximum of thirteen. The term of office of each of the current directors will end at the conclusion of the Meeting. Unless a director’s office is earlier vacated in accordance with the provisions of the YBCA, each director elected will hold office until the conclusion of the next annual meeting of the Company or, if no director is then elected, until a successor is elected.
The following tables provide information on the nominees proposed for election to the Company’s board of directors. Included in these tables is information relating to each nominee’s committee memberships, meeting attendance, public board memberships, equity ownership, principal occupation, business or employment and the period of time during which each has been a director of the Company. This information is as at February 27, 2009.
Management’s nominees for election as directors are as follows:

A. Robert Abboud
Barrington Hills, IL, USA
Age: 79
Director Since: 2006
Director Status:
Independent(2)
Areas of Experience:
Board
Banking
International Finance
International Project Management
Public Capital Markets
Robert Abboud is President and CEO of A. Robert Abboud and Company, a private investment company. He has enjoyed a 46-year career in oil and gas, banking and foreign affairs. He was previously President and Chief Operating Officer of Occidental Petroleum Corporation, Chairman and CEO of First Chicago Corporation and The First National Bank of Chicago, Chairman and CEO of First City Bancorporation of Texas, Chairman of ACB International, Ltd., a joint venture which included the Bank of China and a subsidiary of the Chinese Ministry of Foreign Relations and Trade. Mr. Abboud has served as a member of the Board of Directors of AMOCO and as Audit Committee Chairman for AAR Corporation, Alberto-Culver Company, Hartmarx Corporation, ICN Pharmaceuticals Inc. and Inland Steel Industries.
Mr. Abboud was appointed as Co-Chairman and Independent Lead Director of the Company in May 2006 and serves as a member of the Audit, Nominating and Corporate Governance and Executive Committees.
B.A. (Cum Laude), 1951, Harvard College; J.D., 1956, Harvard Law School; M.B.A., 1958 — Baker Scholar, Harvard Business School; Certified Commercial Lender, 1975, American Bankers Association; Member Illinois, Massachusetts and Federal Bar and the American Bar Association.
Principal Occupation, Business or Employment
President and CEO, A. Robert Abboud and Company (1984 — present)

Board/Committee			Public Board Membership
Membership:	Attendance:		Company:	Since:
Board of Directors	8 of 8	100%	Nil	n/a

Audit	4 of 4	100%

Business Development(13)	1 of 1	100%

Compensation and Benefits	3 of 3(10)	100%

Nominating and Corporate Governance	2 of 2(14)	100%

Executive(18)	0 of 0	N/A

Total:	18 of 18	100%
Common Shares Beneficially Owned, Controlled or Directed:

		Total Market Value of
Year	Common Shares(3)	Common Shares(4)	Minimum Required
2009	500,000	$355,000	See note 8.
2008	200,000	$376,000	See note 8.
Options Held:

Date	Expiry	Number	Vested /		Exercise		Total		Value of Options
Granted	Date	Granted	Unvested		Price(5)		Unexercised		Unexercised(6)
May 29, 2008	May 29, 2013	50,000	0/50,000	(16)	US$	2.69	50,000		$0
May 15, 2006	May 15, 2011	580,000	348,000/232,000	(11)	US$	2.85	480,000	(12)	$0

Robert M. Friedland
Singapore
Age: 58
Director Since: 1995
Director Status:
Non-Independent(1)
Areas of Experience:
CEO/Board
Finance
Mining Industry
Public Capital Markets
Managing/Leading Growth
Robert Friedland, a co-founder of Ivanhoe Energy Inc., has been a director of the Company since 1995, Deputy Chairman from 1999 to 2008, and was appointed as the Executive Co-Chairman, President and Chief Executive Officer of the Company in May, 2008. Mr. Friedland has been the Chair of the Executive Committee since its formation in October, 2008. Mr. Friedland is the founder and Executive Chairman of Ivanhoe Mines Ltd., a Canadian public company with extensive operating, development and exploration interests in several countries in the Asia Pacific region.
Mr. Friedland is also Chairman and President of Ivanhoe Capital Corporation, a private company based in Singapore and Beijing that specializes in providing venture capital and project financing for international business enterprise, predominantly in the fields of energy and minerals.
Mr. Friedland was named 2006 Mining Person of the Year by the Northern Miner publishing group of Canada. Following his role in the discovery and sale of the Voisey1s Bay nickel-copper-cobalt deposit in Eastern Canada, Mr. Friedland was named Developer of the Year in 1996 by the Prospectors and Developers Association of Canada for his work in establishing and financing companies engaged in mineral exploration and development around the world.
B.A., 1974, Political Science, Reed College.
Principal Occupation, Business or Employment
Executive Chairman, Ivanhoe Mines Ltd. (March 1994 — present); President, Ivanhoe Mines Ltd. (March, 1994 — July, 1994; March, 2003 — January, 2004); Chairman, Ivanhoe Capital Corporation (January, 1991 - present); President, Ivanhoe Capital Corporation (July, 1988 — present)

Board/Committee			Public Board Membership:
Membership:	Attendance:		Company:	Since:
Board of Directors	8 of 8	100%	Ivanhoe Mines Ltd. (TSX; NYSE; NASDAQ)(19)	1994

Business Development(13)	0 of 1	0%

Executive(18)	0 of 0	N/A	Ivanhoe Australia Limited (ASX)(19)	2007

Total:	8 of 9	89%
Common Shares Beneficially Owned, Controlled or Directed:

			Total Market Value of
Year	Common Shares(3)		Common Shares(4)	Minimum Required
2009	51,411,725	(24)	$36,502,325	See note 15.
2008	51,011,725	(3)	$91,766,043	See note 15.
Options Held:

Date	Expiry	Number	Vested /		Exercise	Total	Value of Options
Granted	Date	Granted	Unvested		Price(5)	Unexercised	Unexercised(6)
Mar 5, 2008	Mar 5, 2013	2,500,000	1,000,000/1,500,000	(11)	Cdn.$1.61	2,500,000	$0

Dr. Robert G. Graham
Ottawa, ON, Canada
Age: 55
Director Since: 2005
Director Status:
Non-Independent(1)
Areas of Experience:
CEO/Board
Chemical Engineering
Petroleum Engineering
Project Management
Oil and Gas Industry
Dr. Robert Graham is the co-founder, Chairman and Chief Executive Officer of Ensyn Corporation. He has been working on the commercial development of the RTP™ biomass refining and petroleum upgrading technologies since the early 1980’s. This work culminated in the development of commercial RTP applications in the wood industry in the late 1980’s and the establishment of Ensyn Renewables Inc. to capitalize on commercial projects for this business. In 1997, Dr. Graham initiated the application of this commercial RTP™ technology in the petroleum industry.
Dr. Graham has been a director with the Company since April, 2005 and was the Company’s Chief Technology Officer from April 1 to September 19, 2007.
B.Sc., 1974, Carlton University; B.Sc. Honours, 1976, Carleton University; M.Eng., 1978, University of Western Ontario; Ph.D., 1993, Chemical Engineering University of Western Ontario.
Principal Occupation, Business or Employment
Chairman and Chief Executive Officer of Ensyn Corporation (July 2008 — Present); Chairman of Ensyn Corporation (June 2007 — July 2008); President and Chief Executive Officer, Ensyn Corporation (April 2005 — June 2007); Chairman and Chief Executive Officer, Ensyn Group (October 1984 — April 2005)

Board/Committee			Public Board Membership
Membership:	Attendance:		Company:	Since:
Board of Directors	7 of 8	88%	n/a	n/a

Business Development(13)	1 of 1	100%

Total:	8 of 9	88%
Common Shares Beneficially Owned, Controlled or Directed:

		Total Market Value of
Year	Common Shares(3)	Common Shares(4)	Minimum Required
2009	4,545,112	$3,227,030	See note 8.
2008	4,725,112	$8,883,211	See note 8.
Options Held:

Date	Expiry	Number	Vested /		Exercise	Total	Value of Options
Granted	Date	Granted	Unvested		Price(5)	Unexercised	Unexercised(6)
May 29, 2008	May 29, 2013	50,000	0/50,000	(16)	Cdn$2.66	50,000	$0
Mar. 8, 2007	Mar.8, 2012	200,000	160,000/40,000	(20)	Cdn$2.29	200,000	$0
May 4, 2006	May 4, 2011	50,000	30,000/20,000	(11)	Cdn$3.12	50,000	$0
May 5, 2005	May 5, 2010	150,000	120,000/30,000	(11)	Cdn$3.01	150,000	$0

Robert A. Pirraglia
Boca Raton, FL, USA
Age: 59
Director Since: 2005
Director Status:
Independent(2)(7)
Areas of Experience:
Board
Law
Finance
International Project Management
Public Capital Markets
Robert Pirraglia is an engineer and attorney with more than 25 years of experience in the development of energy projects and projects employing innovative technologies. He currently serves as Executive Vice President and director of Ensyn Corporation and is also a director of Pirraglia Associates, Inc. and RRP Development Holdings, LLC. In addition to being a founder and manager of several energy and waste processing companies, Mr. Pirraglia provided management and business consulting services to various U.S., Canadian and European companies.
Mr. Pirraglia has been a director of the Company since April 2005 and acted as the Chair of the Business Development Committee from August, 2007 until May, 2008. Mr. Pirraglia is currently a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.
B.E.E., 1969, New York University; J.D., 1974, Fordham University School of Law.
Principal Occupation, Business or Employment
Executive Vice President, Ensyn Corporation (October 2007 — Present); Chief Operating Officer and Vice President, Ensyn Corporation (April 2005 — October 2007); Chief Operating Officer and Vice President, Ensyn Group, Inc. (September 1998 — April 2005)

Board/Committee			Public Board Membership
Membership:	Attendance:		Company:	Since:
Board of Directors	8 of 8	100%	n/a	n/a

Business Development(13)	1 of 1	100%

Compensation and Benefits(9)	2 of 2	100%

Nominating and Corporate Governance	2 of 3	67%

Total:	13 of 14	93%
Common Shares Beneficially Owned, Controlled or Directed:

		Total Market Value of
Year	Common Shares(3)	Common Shares(4)	Minimum Required
2009	233,396	$165,711	See note 8.
2008	223,396	$419,984	See note 8.
Options Held:

Date	Expiry	Number	Vested /		Exercise		Total	Value of Options
Granted	Date	Granted	Unvested		Price(5)		Unexercised	Unexercised(6)
May 29, 2008	May 29, 2013	50,000	0/50,000	(16)	US$	2.69	50,000	$0
May 3, 2007	May 3, 2012	50,000	50,000/0		US$	2.06	50,000	$0
May 4, 2006	May 4, 2011	50,000	30,000/320,000	(11)	US$	2.80	50,000	$0
May 5, 2005	May 5, 2010	200,000	160,000/40,000	(11)	US$	2.42	200,000	$0

Howard R. Balloch
Beijing, China
Age: 57
Director Since: 2002
Director Status:
Independent(2)
Areas of Experience:
CEO/Board
Finance
Governance
Compensation
International Politics
Public Capital Markets
Howard Balloch is President and founding member of the investment advisory firm, The Balloch Group. A veteran Canadian diplomat, Mr. Balloch began serving as Canada’s ambassador to the People’s Republic of China, Mongolia and the Democratic People’s Republic of Korea in 1996 after a 20-year career in the Government of Canada’s Department of Foreign Affairs and International Trade. Mr. Balloch was the President and Chief Executive Officer of the Canada China Business Council from 2001 until 2006.
Mr. Balloch has been a director of the Company since January, 2002. Presently, Mr. Balloch is the Chair of both the Nominating and Corporate Governance and Compensation and Benefits Committees and a member of the Audit and Executive Committees.
Université Laval, 1969; B.A.(Honours) Political Science and Economics, McGill University, 1971; M.A. International Relations, McGill University,1972; PhD Studies, University of Toronto; Fondation Nationale de Sciences Politiques, Paris, 1973-76.
Principal Occupation, Business or Employment
President, The Balloch Group (July 2001 — present); President, Canada China Business Council (July 2001 — 2006); Canadian Ambassador to China, Mongolia and Democratic Republic of Korea (April 1996 - July 2001)

Board/Committee			Public Board Membership
Membership:	Attendance:		Company:	Since:
Board of Directors	7 of 8	88%	Ivanhoe Mines Ltd. (TSX; NYSE; NASDAQ)(19)	2005

Audit	4 of 4	100%

Business Development(13)	0 of 1	0%	Methanex Corporation (TSX; NASDAQ)	2004

Compensation and Benefits — Chair	3 of 3	100%	Tiens Biotech Group USA Inc. (AMEX; OTCBB) (Audit Committee Chair - 2005-Present)	2003

Nominating and Corporate Governance — Chair	3 of 3	100%

Executive(18)	0 of 0	N/A

Total:	17 of 19	89%
Common Shares Beneficially Owned, Controlled or Directed:

		Total Market Value of
Year	Common Shares(3)	Common Shares(4)	Minimum Required
2009	50,000	$35,500	See note 8.
2008	50,000	$94,000	See note 8.
Options Held:

Date	Expiry	Number	Vested /		Exercise	Total	Value of Options
Granted	Date	Granted	Unvested		Price(5)	Unexercised	Unexercised(6)
May 29, 2008	May 29, 2013	50,000	0/50,000	(16)	Cdn$2.66	50,000	$0
May 3, 2007	May 3, 2012	50,000	50,000/0		Cdn$2.30	50,000	$0
May 4, 2006	May 4, 2011	50,000	30,000/20,000	(11)	Cdn$3.12	50,000	$0
May 5, 2005	May 5, 2010	50,000	40,000/10,000	(11)	Cdn$3.01	50,000	$0

Brian F. Downey
Lake in the Hills, IL, USA
Age: 67
Director Since: 2005
Director Status:
Independent(2)
Areas of Experience:
CEO/Board
Banking
Finance
Public Capital Markets
From 1986 to 1995, Mr. Downey was President and CEO of Credit Union Central of Canada, the national trade association and national liquidity facility for all credit unions in Canada. Mr. Downey went on to become a partner and the CEO of Lending Solutions, Inc., a full-service loan call centre located in the U.S. whose clients are primarily U.S. and Canadian financial institutions.
Mr. Downey joined the Board of Directors in July, 2005 and was appointed Chairman of the Audit Committee at that time. Mr. Downey also serves as a member of the Compensation Committee.
C.M.A., 1972, University of Manitoba; Member of the Society of Management Accountants of Ontario.
Principal Occupation, Business or Employment
President, Downey & Associates Management Inc. (July 1986 — present); Partner/Owner, Lending Solutions, Inc. (November 1995 — January 2002); Financial Advisor, Lending Solutions Inc. (January 2002 — present).

Board/Committee			Public Board Membership
Membership:	Attendance:		Company:	Since:
Board of Directors	8 of 8	100%	n/a	n/a

Audit — Chair	4 of 4	100%

Business Development(13)	1 of 1	100%

Compensation and Benefits	3 of 3	100%

Total:	16 of 16	100%
Common Shares Beneficially Owned, Controlled or Directed:

		Total Market Value of
Year	Common Shares(3)	Common Shares(4)	Minimum Required
2009	100,000	$71,000	See note 8.
2008	50,000	$94,000	See note 8.
Options Held:

Date	Expiry	Number	Vested /		Exercise		Total		Value of Options
Granted	Date	Granted	Unvested		Price(5)		Unexercised		Unexercised(6)
May 29, 2008	May 29, 2013	50,000	0/50,000	(16)	US$	2.69	50,000		$0
May 3, 2007	May 3, 2012	50,000	50,000/0		US$	2.06	50,000		$0
May 4, 2006	May 4, 2011	50,000	30,000/20,000	(11)	US$	2.80	20,000	(21)	$0
Jul. 22, 2005	Jul. 22, 2010	150,000	120,000/30,000	(11)	US$	2.32	130,000	(22)	$0

Peter G. Meredith
Vancouver, British
Columbia, Canada
Age: 65
Director Since: 2007
Director Status:
Non-Independent(1)
Areas of Experience:
CEO/Board
Finance
Mining Industry
Public Capital Markets
Mr. Peter Meredith joined the Board of Directors of the Company in December, 2007 and serves as a member of the Executive Committee.
Mr. Meredith is the Deputy Chairman of Ivanhoe Mines Ltd. since May, 2006 and oversees the business development and corporate relations of the company. Mr. Meredith was the Chief Financial Officer of Ivanhoe Mines Ltd. from May, 2004 to May, 2006 and from June, 1999 to November, 2001. He served as a director of the Company from 1996 to 1999 and as its Chief Financial Officer from 1999 to 2000. He has been the Chief Executive Officer of SouthGobi Energy Resources Ltd. since June, 2007.
Prior to joining Ivanhoe Mines Ltd., Mr. Meredith spent 31 years with Deloitte & Touche LLP, chartered accountants, and retired as a partner in 1996. Mr. Meredith is a Chartered Accountant and a Certified Management Accountant.
Member of the Canadian Institute of Chartered Accountants (1968), member of the Society of Industrial Accountants (1971).
Principal Occupation, Business or Employment
Deputy Chairman, Ivanhoe Mines Ltd. (May 2006 — present); Chief Executive Officer, SouthGobi Energy Resources Ltd. (June 2007 — present); Chief Financial Officer, Ivanhoe Capital Corporation (1996 — March 2009)

Board/Committee			Public Board Membership
Membership:	Attendance:		Company:	Since:
Board of Directors	8 of 8	100%	Ivanhoe Mines Ltd. (TSX; NYSE; NASDAQ)(19)	2005

Business Development(13)	1 of 1	100%

Nominating and Corporate Governance	2 of 2(17)	100%	SouthGobi Energy Resources Ltd. (TSX-V)(19)	2003

Compensation and Benefits	2 of 2(17)	100%	Entrée Gold Inc. (TSX; AMEX)	2004

Executive Committee	0 of 0	N/A	Great Canadian Gaming Corporation (TSX)	2000

Total:	13 of 13	100%	Ivanhoe Australia Limited (ASX)(19)	2006
Common Shares Beneficially Owned, Controlled or Directed:

			Total Market Value of
Year	Common Shares(3)		Common Shares(4)	Minimum Required
2009	48,000	(23)	$34,080	See note 8.
2008	48,000	(23)	$90,240	See note 8.
Options Held:

Date	Expiry	Number	Vested /		Exercise	Total	Value of Options
Granted	Date	Granted	Unvested		Price(5)	Unexercised	Unexercised(6)
May 29, 2008	May 29, 2013	50,000	0/50,000	(16)	Cdn$2.66	50,000	$0
Mar 11, 2008	Mar 11, 2013	100,000	40,000/60,000	(11)	Cdn$1.68	100,000	$0
Dec 19, 2007	Dec 19, 2012	150,000	60,000/90,000	(11)	Cdn$1.52	150,000	$0

NOTES:

(1)	See the section entitled “Corporate Governance” starting on page 36 for a description of the reasons why the Company does not consider this nominee to be independent.

(2)	“Independent” refers to the standards of independence established under Canadian Securities Administrators’ National Instrument 58-101 and the NASDAQ Marketplace Rules.

(3)	“Common Shares” refers to the number of Common Shares beneficially owned, or over which control or direction is exercised, by the nominee as of February 27, 2009 and March 31, 2008, respectively. Unissued common shares subject to warrants are deemed outstanding for the purpose of computing the beneficial ownership of common shares and are including in the “Common Shares”. Unissued common shares issuable upon the exercise of options or other convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are excluded from the “Common Shares” and are reported as “Options Held” in the tables on pages 8 through 14.

(4)	“Total Market Value” is calculated by multiplying the Canadian dollar closing price of the common shares on the Toronto Stock Exchange on each of February 27, 2009 ($0.71) and March 31, 2008 ($1.88), respectively, by the number of common shares held by the nominee as of those dates, excluding any unissued common shares issuable pursuant to the exercise of share purchase warrants or other convertible securities.

(5)	“Exercise Price” is an amount equal to not less than 100% of the weighted average price of the Company’s shares during the five trading day period preceding the date of grant.

(6)	For those options priced in Canadian dollars, the “Value of Unexercised Options” is calculated on the basis of the difference between the closing price of the common shares on the Toronto Stock Exchange on February 27, 2009 ($0.71) and the Exercise Price of the options multiplied by the number of unexercised options on February 27, 2009, vested and unvested. For those options priced in U.S. dollars, the value is calculated using the closing price of the common shares on the NASDAQ on February 27, 2009 ($0.54).

(7)	Under the terms of the Company’s April 2005 acquisition of Ensyn Group, Inc. (“Ensyn”), the Company granted to Ensyn the right to designate two individuals for appointment to the Company’s board of directors and agreed to use reasonable best efforts to nominate Ensyn’s designees for re-election to the board of directors annually for at least five years. Ensyn’s designees, Dr. Robert Graham and Mr. Robert Pirraglia, were originally appointed to the board of directors on April 15, 2005.

(8)	In 2007 the Company adopted a policy to encourage non-management directors to invest in the common shares of the Company by requiring each non-management director to hold common shares having an aggregate market value equal to not less than 3 times the director’s basic annual retainer. Each non-management director was required to meet this minimum threshold on or before the later of March 8, 2009 or the second anniversary of his initial appointment or election to the board. Recognizing that the market value of publicly traded equity securities fluctuates over time, the policy does not require a director to “top up” if, by reason of a decline in the market price of the Company’s common shares, the aggregate market value of the shares he owns falls below an amount equal to 3 times his basic annual retainer. Once a director attains the minimum ownership threshold for the first time, he is considered to be in compliance with the policy for as long as he continues to hold at least the number of shares that he was required to hold as of the date that he first met the minimum threshold. The minimum market value threshold is currently U.S.$72,000. Each non-management director is currently in compliance with the policy.

(9)	Mr. Pirraglia became a member of the Compensation and Benefits Committee in May, 2008 and attended the two meetings of the Compensation Committee held after that date in 2008.

(10)	As Independent Lead Director, Mr. Abboud participates ex-officio in the meetings of all committees of the Board of Directors of the Company, including meetings of the Compensation Committee.

(11)	This option grant vests 20% on the date of the grant, and 20% on each of the four anniversaries thereafter, and will be fully vested on May 15, 2010.

(12)	Mr. Abboud exercised 100,000 options on June 4, 2008.

(13)	The Business Development Committee held one meeting in 2008, then the Committee was dissolved.

(14)	Mr. Abboud became a member of the Nominating and Corporate Governance Committee on May 29, 2008. He attended the two meetings held in 2008 after May 29, 2008 as a member of the Committee, and attended the one meeting held prior to May 29, 2008 in an ex-officio capacity.

(15)	In 2007 the Company adopted a policy to align the interests of the Company’s senior management with the interests of its shareholders by requiring the Company’s Chief Executive Officer to hold common shares having an aggregate market value equal to not less than 3 times his annual salary by no later than the second anniversary of his appointment as Chief Executive Officer. Recognizing that the market value of publicly traded equity securities fluctuates over time, the policy does not require the Chief Executive Officer to “top up” if, by reason of a decline in the market price of the Company’s common shares, the aggregate market value of the shares he owns falls below an amount equal to 3 times his annual salary. Once the Chief Executive Officer attains the minimum ownership threshold for the first time, he is considered to be in compliance with the policy for as long as he continues to hold at least the number of shares that he was required to hold as of the date that he first met the minimum threshold. The Company’s current Chief Executive Officer, Robert M. Friedland has elected not to draw an annual salary from the Company. He is, however, as the Company’s largest shareholder, considered to be in compliance with the policy.

(16)	The 50,000 options granted on May 29, 2008 fully vest on May 29, 2009.

(17)	Mr. Meredith became a member of the Nominating and Corporate Governance Committee in May, 2008. He attended the two meetings held in 2008 after May, 2008 as a member of the Nominating and Corporate Governance Committee. Mr. Meredith became a member of the Compensation and Benefits Committee in May, 2008. He attended the two meetings held in 2008 after May, 2008 as a member of the Compensation and Benefits Committee. Mr. Meredith stepped down as a member of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee in 2008.

(18)	The Executive Committee was formed in October, 2008 and did not hold any meetings in 2008. For further information please see “Other Board Committees”.

(19)	Each of Messrs. Friedland, Balloch and Meredith serve on the board of directors of Ivanhoe Mines Ltd. Each of Messrs. Friedland and Meredith serve on the board of directors of Ivanhoe Australia Limited. Mr. Meredith serves on the board of directors of SouthGobi Energy Resources Ltd.

(20)	Mr. Graham was awarded the 200,000 options in his capacity of interim Chief Technology Officer in recognition of the achievement of certain milestones. Of the 200,000 options granted on March 8, 2007: 100,000 of the options granted on March 8, 2007 vest 20% on the date of the grant, and 20% on each of the four anniversaries thereafter, and will be fully vested on March 8, 2011; 80,000 of the options vested on September 19, 2007; and, 20,000 of the options vested on October 4, 2007.

(21)	Mr. Downey exercised 30,000 options on June 25, 2008.

(22)	Mr. Downey exercised 20,000 options on June 25, 2008.

(23)	Includes 37,500 common shares purchased on April 24, 2008, and 10,500 warrants purchased on April 23, 2008.

(24)	Includes 2,200,000 unissued common shares issuable to Mr. Friedland upon the exercise of outstanding share purchase warrants.

Summary of Board and Committee Meetings Held
The following table summarizes the meetings of the Board, the Committees and the non-management directors held during the year ended December 31, 2008:

Board of Directors	8
Audit Committee	4
Compensation and Benefits Committee	3
Corporate Governance and Nominating Committee	3
Business Development Committee	1
Non-Management Directors	2
Executive Committee	0
During 2008, 6 of the 8 meetings of the Board were held by teleconference. In addition, there were 25 resolutions passed in writing by the Board in 2008. Resolutions in writing must be executed by all of the directors entitled to vote on a matter.
STATEMENT OF EXECUTIVE COMPENSATION
In accordance with the requirements of applicable securities legislation in Canada, the following executive compensation disclosure is provided in respect of each person who served as the Company’s Chief Executive Officer or Chief Financial Officer during the 2008 fiscal year, and each of the Company’s three most highly compensated executive officers whose annual aggregate compensation for the 2008 fiscal year exceeded Cdn.$150,000 (collectively, the “Named Executive Officers”).
COMPENSATION DISCUSSION AND ANALYSIS
Compensation and Benefits Committee, Philosophy and Goals
The Company’s executive compensation program is administered by the Compensation and Benefits Committee (the “Compensation Committee”). The members of the Compensation Committee are all independent, non-management directors. Following review and approval by the Compensation Committee, decisions relating to executive compensation are reported to, and approved by, the full Board of Directors.
In determining the nature and quantum of compensation for the Company’s executive officers the Company is seeking to achieve the following objectives, in approximately an equal level of importance:
•	to provide a strong incentive to management to contribute to the achievement of the Company’s short-term and long-term corporate goals;

•	to ensure that the interests of the Company’s executive officers and the interests of the Company’s shareholders are aligned;

•	to enable us to attract, retain and motivate executive officers of the highest calibre in light of the strong competition in the Company’s industry for qualified personnel;

•	to recognize that the successful implementation of the Company’s corporate strategy cannot necessarily be measured, at this stage of its development, only with reference to quantitative measurement criteria of corporate or individual performance; and

•	to provide fair, transparent, and defensible compensation

In applying these principles during a transitional period of the Company’s development and while the Company has been undergoing a management restructuring which included a change in the office of President and Chief Executive Officer, the Compensation Committee, and the Board, have sought to maintain a significant degree of flexibility and subjectivity in making compensation decisions.
Recent Developments Relating to Executive Compensation
In 2007, the Company adopted a compensation program based on a series of quantitative and qualitative compensation parameters for the Company’s executive officers and the Company’s non-executive management personnel. This program was based on a report prepared by an external consultant in 2005 and an internal review of the Company’s compensation policies and practices. The compensation program was designed to provide incentives to work for, and stay with, the Company, to drive strong Company performance, and to differentially reward skills more critical to the Company’s business plans. Under this compensation program, the Company has sought to pay near term compensation, using a pay grade system consistent with industry practice, which is competitive with industry while providing incentive compensation that is designed to outperform other options that employees and prospective employees might find in the marketplace.
As part of a management restructuring in May, 2008, Joseph Gasca left the Company and Robert Friedland was appointed Executive Co-Chairman, President and Chief Executive Officer of the Company. Mr. Friedland does not accept a salary from the Company for acting in these capacities.
In making compensation decisions during, and in respect, of the 2008 fiscal year, the Compensation Committee applied aspects of the existing 2007 compensation plan for purposes of establishing base salary. Incentive bonuses in respect of the 2007 fiscal year were awarded during 2008 based largely on the compensation plan with certain discretionary variations; however long-term compensation arrangements as originally contemplated by the 2007 plan were not implemented in light of recent global market conditions. Special bonuses were awarded to certain executives during 2008 in connection with the successful completion of the Company’s transaction with Talisman Energy Canada, which bonuses were to be considered part of such executive’s overall 2008 bonus, to the extent further bonuses were awarded in respect of the 2008 fiscal year. In light of the management reorganization and the substantial market turbulence, no specific update of the compensation program has been considered for 2008 and the Compensation Committee determined to defer all further short-term bonus awards in respect of the 2008 fiscal year.
The Company hired a new Vice President, Human Resources in October 2008 and the Company is in the process of undertaking a review of its compensation practices with a view to developing a more structured compensation plan with updated benchmarking to a comparator group and appropriate compensation and incentive mechanisms for its executives given the Company’s stage of development and market conditions.
How We Make Compensation Decisions
The Compensation Committee oversees and sets the general guidelines and principles for the implementation of the Company’s executive compensation policies, assesses the individual performance of the Company’s executive officers and makes recommendations to the Board of

Directors. Based on these recommendations, the Board of Directors makes decisions concerning the nature and scope of the compensation to be paid to the Company’s executive officers. The Compensation Committee bases its recommendations to the Board on its compensation philosophy and on individual and corporate performance. The Compensation Committee may seek compensation advice where appropriate from consultants, although the Compensation Committee did not engage outside consultants for 2008.
The Compensation Committee annually reviews, and recommends to the Board, the cash compensation, any performance bonus and overall compensation package for each of the Corporation’s executive officers.
Decisions for base salary adjustments are usually put into effect on June 1 of each year. Targets for performance bonuses for the next fiscal year are usually set prior to the beginning of the next fiscal year, and decisions on actual bonuses, are made at some point during the six month period following the end of the fiscal year. Incentive awards may be made at any time during the year, but are ordinarily made during the first six months following the end of the fiscal year. In the ordinary course, management presents its compensation recommendations for consideration by the Compensation Committee.
Elements of Total Compensation
The compensation that the Company pays to its executive officers generally consists of base salary, annual performance bonuses (in cash, fully paid common shares, or a combination thereof) and equity incentives. The Company’s compensation policy reflects a belief that an element of total compensation for the Company’s executive officers should be “at risk” in the form of common shares or incentive stock options, so as to create a strong incentive to build shareholder value. In setting compensation levels, the Compensation Committee takes into account an executive’s past performance, future expectations for performance and also considers both the cumulative compensation being granted to executives as well as internal comparisons amongst the Company’s executives. At this stage of the Company’s development, the Company also considers the available cash resources of the Company.
The following summarizes the primary purpose of each compensation element and its emphasis:
•	Base salary — paid in cash as a fixed amount of compensation for performing day-to-day responsibilities.

•	Performance Bonus — Annual bonus awards, paid in common shares or cash, or both, earned for achieving strategic corporate, business unit or individual goals.

•	Incentive Awards — Equity incentives, in the form of stock options, granted to align compensation with achievement of the Company’s goals, creation of shareholder value, and retention of executives over a longer period.
In making compensation decisions in respect of these elements, the Compensation Committee considers both the cumulative compensation being granted to executives as well as internal comparisons amongst the Company’s executives.

Peer Comparator Group
The original salary ranges for the Company were established in 2005 with reference to a number of Canadian and United States based oil and gas companies with international operations and similar market capitalizations; North America based energy focused technology companies with somewhat comparable market capitalizations, and United States based junior oil and gas companies. This comparator group has not been recently updated and is now not directly relevant to current compensation, although it formed an initial basis from which variations to salaries have been made to reflect market conditions, retention requirements and recruitment needs. The Company also considers current comparable information on a less formalized basis. The Company expects that the establishment of a formalized and updated peer comparator group will form part of a new compensation policy currently under development.
Base Salary
The base salaries of the Company’s executive officers are determined at the commencement of employment as an executive officer by the terms of the executive officer’s employment contract. The base salary is determined by a subjective assessment of each individual’s performance, experience and other factors the Company believes to be relevant, including prevailing industry demand for personnel having comparable skills and performing similar duties, the compensation the individual could reasonably expect to receive from a competitor and the Company’s ability to pay. In the past, the Company has considered recommendations from outside compensation consultants and used compensation data obtained from publicly available sources.
Under the Company’s compensation program, salary levels are assessed using a pay grade system that is consistent with industry practice. Each of the Company’s employees, including the Company’s executive officers, is placed in a pay grade based upon his or her knowledge, skills and relevant experience and credentials. Annual salary increases are made based on performance and relative position within a pay grade. Performance will be assessed and rated based on agreed objectives and behaviors. A simple three-tiered rating system is used for salaries, with top performers rewarded the highest, regular performers rewarded consistent with average industry trends and bottom performers receiving little or no salary increases. The Compensation Committee also considers retention risks, succession requirements and compensation changes in the market in determining salaries.
Annual Bonus
The intent of the Company’s annual bonus program is to provide competitive near-term compensation. The Company uses the same pay grade system used for base salary for determining the target and maximum bonus that is achievable by an employee.
Bonus award levels for executive officers and senior non-executive management personnel are based on a targeted percentage of base salary and are determined based on job specific criteria in addition to overall performance rating. Performance is assessed relative to new project development and the achievement of business plan and technology development goals, as well as other goals in respect of production targets, investor and corporate communications, staffing and business development. An individual executive’s bonus is assessed by allocating a lesser or greater percentage of the executive’s target bonus to business targets within his or her sphere of influence.

The composition of annual bonus awards is usually a combination of the Company’s common shares and cash. In order to preserve cash, bonus awards consist predominantly of common shares with a significantly smaller cash component to facilitate the recipient’s ability to pay applicable income taxes.
Under the existing compensation program, for executive officers, potential bonus amounts were expected to range from 40% of salary (target) and 60% of salary (maximum) for the Company’s Chief Financial Officer and 25%-30% of salary (target) and 37.5%-45% of salary (maximum) for other executive officers. 75% of the targeted bonus amount is earned through the achievement of measurable defined corporate objectives, including share price, net income, net operating cash flow and net production, as well as other specific corporate and individual goals, and 25% of the targeted bonus is based on discretionary factors. While Joseph Gasca was in office as the President and Chief Executive Officer, potential bonus amounts for that position were expected to range from 50% of salary (target) and 70% of salary (maximum).
Incentive Compensation
The relationship of corporate performance to executive compensation under the Company’s executive compensation program is created, in part, through equity compensation mechanisms. Incentive stock options, which vest and become exercisable through the passage of time, link the bulk of the Company’s equity-based executive compensation to shareholder return, measured by increases in the market price of the Company’s common shares. All outstanding stock options that have been granted under the Company’s Equity Incentive Plan were granted at prices not less than 100% of the fair market value of the Company’s common shares on the dates such options were granted.
The Company continues to believe that stock-based incentives encourage and reward effective management that results in long-term corporate financial success, as measured by stock appreciation. Stock-based incentives awarded to the Company’s executive officers have been traditionally based upon the Compensation Committee’s subjective evaluation of each executive officer’s ability to influence the Company’s long-term growth and to reward outstanding individual performance and contributions to the Company’s business. Other factors influencing the Company’s recommendations respecting the nature and scope of the equity compensation and equity incentives to be awarded to the Company’s executive officers in a given year have included: awards made in previous years and, particularly in the case of equity incentives, the number of incentive stock options that remain outstanding and exercisable from grants in previous years and the exercise price and the remaining exercise term of those outstanding stock options.
The intent of the Company’s incentive compensation under the compensation program has been to provide retention incentives to employees and prospective employees that are superior to incentive compensation offered by our competition. Under the program, the Company has used the same pay grade system for outlining the target and maximum incentive compensation that is achievable for an executive or employee. For executives and higher pay grade employees, annual incentive compensation awards will be provided based on specific performance criteria, value to the Company in terms of skills, knowledge and experience, completion of specific projects as well as subjective criteria. Incentive compensation awards for executives and upper pay grade employees are expected to include stock options and may in the future include other securities such as restricted shares.

Option exercise periods and vesting schedules for options granted to executive officers are determined, on a case by case basis, by the Compensation Committee and the Board. Although the Company has traditionally taken an approach to vesting that is based on the passage of time, the Company has, in appropriate circumstances, granted options with vesting schedules based on the achievement of specified corporate objectives.
2008 EXECUTIVE COMPENSATION DECISIONS
Salary Compensation
The base salary of the Company’s former Chief Executive Officer, Joseph Gasca, was originally set by the terms of his employment contract, which are described under “Termination and Change of Control Benefits” and was based on competitive market factors, level of experience and scope of responsibility. As part of the management restructuring arrangements undertaken in 2008, Robert Friedland assumed the position of Executive Co-Chairman, President and Chief Executive Officer in May, 2008. Mr. Friedland has voluntarily waived a cash salary from the Company. Certain salary adjustments were made as of June 1, 2008 for the Company’s other named Executive Officers. Mr. Lancaster’s base salary was increased from Cdn$262,330 to Cdn$288,563 (US$247,272 to US$271,999 based on the August 15, 2008 US Federal Reserve noon conversion rate of 0.9426); Mr. Silverman’s base salary was increased from US$247,000 to US$272,250; Mr. Veith’s base salary was increased from US$220,000 to US$253,000; and, Mr. Chua’s base salary was increased from US$180,000 to US$198,000.
Bonus Compensation
In July 2008, the Compensation Committee recommended payment of individual bonuses for the 2007 fiscal year to certain of its executive officers, following a review and comparison of the defined performance targets against actual results. These bonuses included a cash portion, and the issuance of common shares at a fair market value of US$2.26 on the grant date.
Mr. Gasca received a bonus of U.S.$78,509, of which U.S.$28,468 was paid in cash and the balance of U.S.$50,041 was satisfied by the issue of 22,142 common shares. Mr. Lancaster received a bonus of U.S.$52,461, of which U.S.$22,496 was paid in cash and the balance of U.S.$29,965 was satisfied by the issue of 13,259 common shares. Mr. Silverman received a bonus of U.S.$53,831, of which U.S.$23,866 was paid in cash and the balance of $29,965 was satisfied by the issue of 13,259 common shares. Mr. Veith received a bonus of U.S.$53,831, of which U.S.$23,866 was paid in cash and the balance of U.S.$29,965 was satisfied by the issue of 13,259 common shares. Mr. Chua received a bonus of U.S.$41,169, of which U.S.$22,969 was paid in cash and the balance of U.S.$18,200 was satisfied by the issue of 8,053 common shares.
The chart on page 24 of this Circular sets forth the targeted and maximum bonuses for the NEOs for these 2007 awards, the corporate goals or goal categories for which bonuses were established, the percentage bonus allocations to each NEO related to such corporate goal or goal categories, the resulting percentage achievement for each such category of goals or goal categories, resulting in a notional bonus goal for such NEOs. In the case of Mr. Gasca, the bonus was awarded as provided for in his termination agreement. In the case of Mr. Lancaster, Mr. Silverman and Mr. Veith, in light of the management restructuring then ongoing, and for internal adjustments, the bonuses of these executives and one other officer were averaged. In the case of Mr. Chua, the bonus was adjusted upwards in light of discretionary performance factors and for retention purposes.

In recognition of the concerted efforts of Messrs. Lancaster, Silverman and Veith with respect to the negotiation and conclusion of the transaction with Talisman Energy Canada, Mr. Lancaster received a bonus of Cdn$50,000 (US$47,130 based on an August 15, 2008 conversion rate of the US Federal Reserve of 0.9426) and each of Messrs Silverman and Veith received a bonus of US$50,000, which bonuses were to be taken into account when the Company finalized its bonus awards, if any, following the 2008 year end. However, having regard to the management reorganization and the substantial market turbulence in equity and credit markets, the Compensation Committee determined to defer consideration of any further short-term bonus awards in respect of the 2008 fiscal year until the return of market stability and in light of the relatively limited cash position of the Company. Bonus targets that will apply for 2009 are expected to be determined by July, 2009 as part of the ongoing compensation review process, consideration of the Company’s cash resources and further internal restructuring of the Company.
Incentive Compensation
As part of a management restructuring, in May, 2008, Robert Friedland was appointed Executive Co-Chairman, President and Chief Executive Officer of the Company. In connection with his appointment, and as incentive compensation in respect of the efforts Mr. Friedland is making on behalf of the Company in that capacity, Mr. Friedland was granted stock options to purchase 2,500,000 Common Shares exercisable for a term of five years.
In respect of the 2008 year, awards of stock options to certain executive officers were made on a subjective discretionary basis, taking into account performance and internal comparisons of executive officer’s stock option positions, and for retention considerations. In March, 2008 Mr. Lancaster was issued options to purchase 50,000 common shares at Cdn. $1.68, and Mr. Chua was issued options to purchase 60,000 common shares at US$1.70. Each of such options has a term of five years and vested as to 20% on March 11, 2008, with 20% to vest on each of the four anniversaries thereafter until fully vested.
Other Compensation
The Company does not provide its executive officers with a pension plan and the share purchase plan of the Company has not been activated. In 2008, the Company paid Mr. Gasca US$20,400, Mr. Veith US$19,958 and Mr. Silverman US$20,496, in each case for the purpose of contributing to the 401(k) retirement plan of the recipient. In 2008 the Company paid life insurance premiums and long term disability premiums on behalf of each Named Executive Officer except for Mr. Friedland. The aggregate “other compensation” received by each Named Executive Officer is disclosed in the Summary Compensation Table.

2007 INCENTIVE BONUS CHART
AWARDED IN JULY 2008

		Gasca - CEO		Lancaster - CFO		Silverman - CTO		Veith - EVP(1)		Chua - EVP
		Bonus Target: 50%(2)		Bonus Target: 40%(2)		Bonus Target: 40%(2)		Bonus Target: 35%(2)		Bonus Target: 30%(2)
		Bonus Maximum: 70%		Bonus Maximum: 60%		Bonus Maximum: 60%		Bonus Maximum: 52.5%		Bonus Maximum: 45%
	Achievement	% Total		% Total		% Total		% Total		% Total
Company Goals that	of Company	Bonus	% Base	Bonus	% Base	Bonus	% Base	Bonus	% Base	Bonus	% Base
are linked to Executive	Goals in	Attributed to	Salary	Attributed	Salary	Attributed to	Salary	Attributed to	Salary	Attributed to	Salary
Bonus Compensation(6)	2007(3)	Goal(4)	Earned(5)	to Goal(4)	Earned	Goal(4)	Earned	Goal(4)	Earned	Goal(4)	Earned
Performance Rating	100%	N/A	N/A	20%	8%	25%	10%	25%	9%	30%	9%
Share Price/Market Cap Target	0%	10%	0%	10%	0%	10%	0%	10%	0%	10%	0%
Investor/Corp Communications	85%	15%	6%	5%	2%	5%	2%	5%	1%	0%	0%
Governance/Corporate Reporting	100%	15%	8%	25%	10%	5%	2%	5%	2%	10%	3%
Human Resource Mgmt.	40%	10%	2%	10%	2%	10%	2%	10%	1%	5%	1%
Financial Mgmt (incl. raising capital)	100%	10%	5%	15%	6%	0%	0%	0%	0%		0%
Net Income Target	0%	5%	0%	5%	0%	5%	0%	5%	0%	5%	0%
Net Operating Cash Flow Target	0%	5%	0%	0%	0%	5%	0%	5%	0%	5%	0%
Capex Management Target	100%	5%	3%	5%	2%	5%	2%	5%	2%	5%	2%
Safety, Health and Environmental Targets	100%	5%	3%	0%	0%	5%	2%	5%	2%	5%	2%
Net Production Target	0%	0%	0%	0%	0%	0%	0%	0%	0%	10%	0%
Opex/Bbl Target	0%	0%	0%	5%	0%	0%	0%	0%	0%	5%	0%
Business Development Target	15%	10%	1%	0%	0%	5%	0%	15%	1%	10%	0%
Technology Targets	70%	10%	4%	0%	0%	20%	6%	10%	2%	0%	0%
Individual Percentage Attained			30.13%		29.30%		25.20%		20.13%		16.05%

Current Salary		US $315,500.00		Cdn $262,330.00		US $247,500.00		US $220,000.00		US $180,000.00

Notional Bonus Allocation		US $94,893.75		Cdn $78,862.69		US $62,370.00		US $44,275.00		US $28,890.00 `

Total Amount of Bonus Awarded(7)		US$78,509		US$52,461		US$53,831		US$53,381		US$41,169

NOTES:

1.	Represents Bonus Target and Bonus Maximum for a partial year.

2.	Bonus Target and Bonus Maximum represent the potential range of a bonus that may be awarded as a percentage of an executive’s base salary. The Bonus Target and Bonus Maximum are determined by the executive’s pay grade, and whether or not the executive was employed by the Company for the full financial year. For the financial year 2007, executive bonuses were calculated at the Bonus Target percentage.

3.	The Company’s Compensation Committee evaluated whether or not the Company achieved the goals that were linked to executive compensation in 2007, and reported the percentage achievement of each goal. This percentage achievement is used to determine the Bonus Compensation received by executives.

4.	Each executive’s bonus is linked to a distinct subset of the Company’s goals based on the executive’s duties and responsibilities. The percentage of an executive’s bonus that is linked to each of the Company’s goals is set out in this column.

5.	The percent of the base salary earned is calculated by multiplying the percentage of achievement of a Company goal by the percent of the executive’s bonus attributed to such Company goal, and then multiplying the resulting product by the percentage Bonus Target of the executive.

6.	The Company’s goals used to evaluate executive performance and calculate executive bonuses for 2007 are as follows:
Performance Rating: Determined by the Compensation Committee based on internal assessment of executives and specific achievement of an executive’s individual performance goals for 2007.
Share Price/Market Cap Target: Target Bonus share price in 2007 was US$4, Bonus Maximum share price was US $7.
Investor/Corp Communications: Achievement of certain objectives including improvement of communications with investors, including assessment of investor opinion and production of investor communications media.
Governance/Corporate Reporting: Achievement of certain objectives including continued improvement of corporate governance procedures, compliance with laws, completion of internal and external auditing.
Human Resource Mgmt.: Achievement of certain objectives including continued recruitment of excellent talent, ensuring efficient and fulsome training, monitoring and improving internal performance evaluations.
Financial Mgmt (incl. raising capital): Target Bonus influx of cash beyond core operations was US $20 million, Bonus Maximum influx of cash beyond core operations was US $50 million.
Net Income Target: Target Bonus net income was US $20 million. No Bonus Maximum determined for net income in 2007.
Net Operating Cash Flow Target: Target Bonus net operating cash flow target was US $0, Bonus Maximum net operating cash flow target was US $4 million.
Capex Management Target: Target Bonus capex management target was US $32 million, Bonus Maximum capex management target was US $30 million.
Safety, Health and Environmental Targets: Achievement of standards and development of policy.
Net Production Target: Target Bonus net production target, excluding China, was 532,800 BOE, Maximum Bonus net production target, excluding China, was 600,000 BOE.
Opex/Bbl Target: Target Bonus Opex/Bbl was US $20/boe, Maximum Bonus Opex/Bbl was US $17.50/boe.
Business Development Target: Achievement of certain objectives including completion of transactions, progression of projects and development of new opportunities.
Technology Targets: Achievement of certain objectives including implementation of intellectual property policy, completion of mechanical and construction goals at properties.

7.	Based on discretionary factors, the actual bonuses awarded varied somewhat from notional bonuses determined in accordance with the foregoing chart.

Performance Graph
The following graph and table compares the cumulative total shareholder return on a CDN$100 investment in common shares of the Company to a similar investment in companies comprising the S&P/TSX Composite Index, including dividend reinvestment, for the period from December 31, 2003 to December 31, 2008.

	As at December 31
	(in Canadian Dollars)
	2003	2004	2005	2006	2007	2008
Ivanhoe Energy Inc.	$100	$63	$25	$32	$32	$12
S&P/TSX Composite Index	$100	$114	$142	$167	$183	$123

The trend in overall compensation paid to the Company’s executive officers over the past five years has not tracked the performance of the market price of the Company’s common shares, or the S&P/TSX Composite Index, particularly since 2007. Market price targets of the Company’s common shares have, however, been included as a component of the Company’s annual bonus incentives.
Option-Based Awards
Please see the section “Incentive Compensation” in the Compensation Discussion and Analysis for a discussion of the Company’s approach to option-based awards.
In 2008 the Company issued option-based awards under its Equity Incentive Plan to executive officers as described under the heading “2008 Executive Compensation Decisions”. The Company also issued four option-based awards outside of the Equity Incentive Plan to four employees, none of whom are executive officers of the Company. One of the four option-based awards has been terminated. The ratification by shareholders of two of the option grants is required by the Toronto Stock Exchange (“TSX”) prior to the exercise of any of the options and will be put to Shareholders at the Meeting. Please see “Particulars of Matters to Be Acted Upon – Ratification of Stock Option Grants” for more information.
SUMMARY COMPENSATION TABLE
SUMMARY COMPENSATION TABLE (U.S.$)

						Non-equity incentive
						plan compensation
						($)
				Share-	Option-			Long-
Name				based	based	Annual		term	Pension	All other		Total
and principal				awards	awards	incentive		incentive	value	compensation		compensation
position	Year	Salary ($)		($)(7)	($)(5)	plans		plans(2)	($)	($)		($)
Friedland, Robert Executive Co-Chairman, President & CEO	2008	—		—	1,950,236	—		—	—	—		1,950,236 (1)
Gasca, Joseph President & CEO	2008	131,250	(8)	50,041	—	28,468		—	—	340,827	(3)	550,586
Lancaster, Gordon CFO	2008	259,552	(4)	29,965	50,550	69,626	(4)(11)	—	—	1,972	(4)	411,665
Silverman, Michael Executive Vice President	2008	261,938		29,965	—	73,866	(11)	—	—	32,945	(6)	398,714
Veith, Edwin Executive Vice President	2008	239,250		29,965	—	73,866	(11)	—	—	39,549	(9)	382,630
Chua, Patrick Executive Vice President	2008	228,600		18,200	60,660	22,969		—	—	3,801	(10)	334,230

NOTES:

(1)	Mr. Friedland is also a director of the Company. Pursuant to the Company’s policies regarding management directors, Mr. Friedland does not receive compensation from the Company for acting as a director, and no portion of the Total Compensation disclosed in the summary compensation table was received by Mr. Friedland as compensation for acting as a director.

(2)	The Company does not presently have a long-term incentive plan for any of its executive officers, including its Named Executive Officers.

(3)	Includes: $131,250 payable in 2009 to Mr. Gasca pursuant to the terms of his termination agreement; $20,400 paid as a contribution to Mr. Gasca’s 401(k) retirement plan; $184,100 paid to Mr. Gasca in 2008 pursuant to the terms of his termination agreement; and, $5,077 paid for life insurance and long term disability premiums. For further information, please see: Termination and Change of Control Benefits.

(4)	Amounts were paid to Mr. Lancaster in Canadian currency. Salary has been converted to US currency based on the noon buying price for Canadian currency of the Federal Reserve Bank of New York on the date of each pay period during 2008. Annual Incentive Plan amounts were converted at the US Federal Reserve noon rate on August 15, 2008: 0.9426.

(5)	The Company used the Black-Scholes option-pricing model for determining the fair value of stock options issued at the grant date. The practice of the Company is to grant all option based awards in Canadian currency, then convert the grant date fair value amount to U.S. currency for reporting the value of the grants in the Company’s financial statements. The conversion rate is the noon buying price for Canadian currency of the Federal Reserve Bank of New York on the date the grant is made, which was 0.9897 for the options granted to Mr. Friedland, and 0.9871 for the options granted to each of Messrs. Lancaster and Chua.

(6)	Includes: $20,496 paid as a contribution to Mr. Silverman’s 401(k) retirement plan; and, $12,449 paid for life insurance and long term disability premiums.

(7)	The grant date fair value is determined by the closing trading price of the Company’s common shares on the day the Company delivered a treasury order for the share based award to the Company’s transfer agent. The share based awards granted to the Named Executive Officers and listed in the Summary Compensation Table were based on the closing price of the Company’s common shares on August 5, 2008. The grant date fair value was US$2.26.

(8)	Includes compensation paid until Mr. Gasca’s employment ended in May, 2008.

(9)	Includes: $19,958 paid as a contribution to Mr. Veith’s 401(k) retirement plan; and, $19,591 paid for life insurance and long term disability premiums.

(10)	Includes $3,801 paid for life insurance and long term disability premiums.

(11)	Includes US$50,000 for each of Messrs. Silverman and Veith, and Cdn$50,000 for Mr. Lancaster (converted to US$47,130 at the US Federal Reserve noon rate on August 15, 2008: 0.9426), that was paid on August 15, 2008, as an advance on bonuses payable for the year ending 2008, which are normally determined and paid in mid-2009.
INCENTIVE PLAN AWARDS
Outstanding share-based awards and option-based awards

	Option-based Awards						Share-based Awards
								Market or
	Number of							payout value
	securities					Value of	Number of	of share-based
	underlying					unexercised in-	shares or units	awards that
	unexercised		Option			the-money	of shares that	have not
	options		exercise price		Option	options	have not vested	vested
Name	(#)		($)		expiration date	(US$)(1)	(#)	(US$)
Friedland, Robert Executive Co-Chairman, President & CEO	2,500,000	(2)	Cdn$	1.61	March 5, 2013	0	0	0
Gasca, Joseph President & CEO	—			—	—	0	0	0
Lancaster, Gordon CFO	50,000	(3)	Cdn$	1.68	March 11, 2013	0	0	0
Silverman, Michael	270,000	(4)	US$	1.92	Oct. 4, 2012
Executive Vice President	150,000	(5)	US$	1.92	Sept. 19, 2012	0	0	0
	80,000	(6)	US$	2.06	May 28, 2012
Veith, Edwin	158,000	(4)	US$	1.92	Oct. 4, 2012
Executive Vice President	250,000	(7)	US$	2.70	June 2, 2011
	70,734	(8)	US$	2.57	April 18, 2011	0	0	0
	22,000	(9)	US$	3.06	March 8, 2011
Chua, Patrick	60,000	(3)	US$	1.70	March 11, 2013
Executive Vice President	40,000	(6)	US$	2.06	May 3, 2012	0	0	0

NOTES:

(1)	The “Value of unexercised in-the-money options” is calculated on the basis of the difference between the closing price of the common shares on the Toronto Stock Exchange on December 31, 2008 and the Exercise Price of the options.

(2)	This option grant vests 20% on March 5, 2008, and 20% on each of the four anniversaries thereafter, and will be fully vested on March 3, 2012.

(3)	This option grant vests 20% on March 11, 2008, and 20% on each of the four anniversaries thereafter, and will be fully vested on March 11, 2012.

(4)	This option grant vested 20% on October 4, 2007, and will continue to vest over the four years following October 4, 2007, upon the achievement of performance milestones.

(5)	This option grant vests 20% on September 19, 2007, and 20% on each of the four anniversaries thereafter, and will be fully vested on September 19, 2011.

(6)	This option grant vests 25% on May 3, 2008, and 25% on each of the three anniversaries thereafter, and will be fully vested on May 3, 2011.

(7)	This option grant vests 20% on June 2, 2006, and 20% on each of the four anniversaries thereafter, and will be fully vested on June 2, 2010.

(8)	This option grant vests 20% on April 18, 2006, and 20% on each of the four anniversaries thereafter, and will be fully vested on April 18, 2010.

(9)	This option grant vests 20% on March 8, 2006, and 20% on each of the four anniversaries thereafter, and will be fully vested on March 8, 2010.
Incentive Plan Awards – value vested or earned during 2008

	Option-based awards —		Non-equity incentive plan
	Value	Share-based awards — Value	compensation — Value earned
	vested during the year	vested during the year	during the year
Name	(U.S.$)(3)	(U.S.$)	(U.S.$)
Friedland, Robert Executive Co-Chairman, President & CEO	Nil.	—	—
Gasca, Joseph President & CEO	Nil.	50,041	28,468
Lancaster, Gordon CFO	$1,792 (2)	29,965	69,626	(4) (1)
Silverman, Michael Executive Vice President	Nil.	29,965	73,866	(4)
Veith, Edwin Executive Vice President	$646	29,965	73,866	(4)
Chua, Patrick Executive Vice President	$3,080	18,200	22,969

NOTES:

(1)	Amounts were paid to Mr. Lancaster in Canadian currency and have been converted to US currency based on the noon buying price for Canadian currency of the Federal Reserve Bank of New York on the date the award was paid.

(2)	The value vested during the year of options held by Mr. Lancaster was converted from Canadian currency to US currency based on the noon buying rate of 0.9953 on March 11, 2008, the date Mr. Lancaster’s in the money options vested.

(3)	A Nil amount indicates that no options held by the Named Executive Officer vested during 2008 at an in the money amount when the exercise price was compared to the closing price of the Company’s common shares on the TSX on the date of vesting.

(4)	Includes US$50,000 for each of Messrs. Silverman and Veith, and Cdn$50,000 for Mr. Lancaster (converted to US currency at the US Federal Reserve rate on August 15, 2008: 0.9426), that was paid in 2008 as an advance on bonuses for 2008, which are normally determined and paid in mid-2009.

PENSION PLAN BENEFITS
The Company does not have any pension, retirement or deferred compensation plans, including defined contribution plans.
TERMINATION AND CHANGE OF CONTROL BENEFITS
The Company has written contracts of employment with Messrs. Silverman, Lancaster and Veith, and had a written contract of employment with Mr. Gasca during his term of employment as Chief Executive Officer of the Company.
Mr. Gasca’s employment contract was terminated by agreement, effective May 15, 2008. The Company will continue to pay Mr. Gasca his base salary (US$310,000) under his employment contract during the twelve (12) month period from May, 2008 to April, 2009. The Company awarded Mr. Gasca an annual bonus for 2007 consistent with the awards made to other executive officers in accordance with the Company’s normal practice. This bonus is reported in the summary compensation table for Named Executive Officers. The Company accelerated the vesting of Mr. Gasca’s options such that 750,000 options were available for exercise on May 15, 2008. No options were exercised by Mr. Gasca, and all of Mr. Gasca’s options were terminated on November 15, 2008.
Mr. Silverman’s employment contract provides that: (a) in the case of termination for cause the Company must pay wages earned to the date of termination, vested options shall remain exercisable for one month after termination, and unvested options shall immediately terminate; (b) in the case of termination without cause or termination upon disability the Company must pay twelve (12) months wages in a lump sum, cause all of the unvested options that would vest in the succeeding twelve (12) months to vest immediately and remain exercisable for six months, and continue the medical, dental, life, disability and related insurance benefits for twelve (12) months; (c) in the case of termination of the employment agreement by the Company within twelve (12) months of a change of control the Company must pay twelve (12) months wages in a lump sum and cause all of the unvested options that would vest in the succeeding twelve (12) months to vest immediately and remain exercisable for six months; (d) in the case of voluntary resignation by Mr. Silverman the Company must pay wages to date and for an additional three month working notice period (during which time Mr. Silverman continues to work for the Company), and vested options shall remain exercisable for a period of three months following the last day of the notice period; (e) Mr. Silverman is bound by a non-competition clause effective until the later of 6 months after the termination of active employment or the date he no longer receives compensation of any kind under the employment contract; (f) Mr. Silverman is bound by a non-solicitation clause effective for twelve (12) months after the termination of active employment; and, (g) Mr. Silverman is bound by a confidentiality clause that is effective for three (3) years after the termination of active employment.
The following is an estimate of incremental payments to Mr. Silverman in the above scenarios (a) – (d), based on his annual salary as at December 31, 2008, and the value of his options as at December 31, 2008: (a) no further wages and no acceleration of unvested options, for a total of $0; (b) a lump sum of US$272,250, no in the money value to the accelerated options, and benefits of US$12,449, for a total of US$284,699; (c) a lump sum of US$272,250, no in the money value to the accelerated options, and benefits of US$12,449, for a total of US$284,699; and, (d) wages for a three month working notice period of US$68,063, and no acceleration of unvested options, for a total of US$68,063.

Mr. Lancaster’s employment contract provides that: (a) in the case of termination for cause the Company must pay wages earned to the date of termination; (b) in the case of termination without cause the Company must pay six (6) months wages in a lump sum and continue the medical, dental, life, disability and related insurance benefits for six (6) months; (c) in the case of voluntary resignation by Mr. Lancaster the Company must pay wages to date and for an additional two month working notice period (during which time Mr. Lancaster continues to work for the Company); (d) Mr. Lancaster is bound by a non-competition clause effective until the later of twelve (12) months after the termination of active employment or the date he no longer receives compensation of any kind under the employment contract; (e) Mr. Lancaster is bound by a non-solicitation clause effective until the later of twelve (12) months after the termination of active employment or the date he no longer receives compensation of any kind under the employment contract; and, (f) Mr. Lancaster is bound by a confidentiality obligation that is effective for five (5) years after the termination of active employment.
The following is an estimate of incremental payments to Mr. Lancaster in the above scenarios (a) - (c), based on his annual salary as at December 31, 2008, and the value of his options as at December 31, 2008: (a) no further wages, and no acceleration of unvested options, for a total of US$0; (b) a lump sum of US$136,202, benefits of US$986 and no acceleration of unvested options, for a total of US$137,188; and, (c) a lump sum of US$45,401, benefits of US$329, and no acceleration of unvested options, for a total of US$45,730.
Mr. Veith’s employment contract does not include terms with respect to termination, resignation, retirement, change of control, non-competition, non-solicitation and confidentiality.
DIRECTOR COMPENSATION
Director Compensation Table
(U.S.$)

			Share-		Non-equity
			based	Option-based	incentive plan	Pension	All other
	Fees Earned		awards	awards	compensation	value	compensation	Total
Name	(US$)		(US $)	(US $)	(US $)	(US $)	(US $)	(US $)
Abboud, A. Robert	92,500	(1)	0	66,725	0	0	0	159,225
Balloch, Howard	53,000		0	66,725	0	0	0	119,725
Downey, Brian	49,500		0	66,725	0	0	0	116,225
Graham, Robert	Nil	(2)	0	66,725	0	0	0	66,725
Meredith, Peter	39,000		0	167,824	0	0	0	206,824
Pirraglia, Robert	42,500		0	66,725	0	0	0	109,225

NOTES:

(1)	Mr. Abboud was paid an all-inclusive annual fee of US$250,000 which provided for and included director fees, Lead director fees and meeting fees customarily payable for the attendance of Board or Committee meetings up until May 29, 2008, after which time he earned the regular retainer of $24,000 per year plus individual meeting fees.

(2)	Mr. Graham did not receive any fees for acting as a director. A Company owned by Mr. Graham received fees for consulting services rendered to the Company during 2008. See “Interest of Informed Persons in Material Transactions”.

Share-based awards, option-based awards and non-equity incentive plan compensation
Outstanding share-based awards and option-based awards

	Option-based Awards					Share-based Awards
							Market or
	Number of						payout value
	securities				Value of	Number of	of share-based
	underlying				unexercised in-	shares or units	awards that
	unexercised	Option			the-money	of shares that	have not
	options	exercise price		Option	options	have not vested	vested
Name	(#)	($)		expiration date	(US$)	(#)	(US$)
Abboud, A. Robert	50,000	US$	2.69	May 29, 2013
	480,000	US$	2.85	May 15, 2011	0	0	0
Balloch, Howard	50,000	Cdn$	2.66	May 29, 2013
	50,000	Cdn$	2.30	May 3, 2012
	50,000	Cdn$	3.12	May 4, 2011	0	0	0
	50,000	Cdn$	3.01	May 5, 2010
Downey, Brian	50,000	US$	2.69	May 29, 2013
	50,000	US$	2.06	May 3, 2012
	50,000	US$	2.80	May 4, 2011	0	0	0
	150,000	US$	2.32	July 22, 2010
Graham, Robert	50,000	Cdn$	2.66	May 29, 2013
	200,000	Cdn$	2.29	March 8, 2012
	50,000	Cdn$	3.12	May 4, 2011	0	0	0
	150,000	Cdn$	3.01	May 4, 2010
Meredith, Peter	50,000	Cdn$	2.66	May 29, 2013
	100,000	Cdn$	1.68	March 11, 2013	0	0	0
	150,000	Cdn$	1.52	Dec. 19, 2012
Pirraglia, Robert	50,000	US$	2.69	May 29, 2013
	50,000	US$	2.06	May 3, 2012
	50,000	US$	2.80	May 4, 2011	0	0	0
	200,000	US$	2.42	May 5, 2010
Incentive Plan Awards – value vested or earned during 2008

			Non-equity incentive plan
	Option-based awards — Value	Share-based awards — Value	compensation — Value earned
	vested during the year	vested during the year	during the year
Name	(US$)	(US$)	(US$)
Abboud, A. Robert	Nil.	0	0
Balloch, Howard	Nil.	0	0
Downey, Brian	US$5,800	0	0
Graham, Robert	Nil.	0	0
Meredith, Peter G.	Nil.	0	0
Pirraglia, Robert	Nil.	0	0

EQUITY COMPENSATION PLAN INFORMATION
Other than four specific grants made in 2008, which are further described below, all of the incentive stock options and equity compensation awards the Company granted in 2008 were made under the Company’s Equity Incentive Plan. The Equity Incentive Plan is the only equity compensation plan the Company has in effect and is intended to further align the interests of the Company’s directors and management with the Company’s long-term performance and the long-term interests of the Company’s shareholders. The Company’s shareholders have approved the Equity Incentive Plan and all amendments thereto. The following information is as at December 31, 2008:

			Number of securities
		Weighted average	remaining available for
	Number of Securities to be	exercise price of	future issuance under
	issued upon exercise of	outstanding options,	equity compensation plans
	outstanding options, warrants	warrants and rights	(excluding securities
Plan Category	and rights	(CDN$)	reflected in column (a))
Equity compensation plans approved by securityholders	11,628,303	$2.33	5,369,834
Equity compensation plans not approved by shareholders(1)	285,000	$2.13	N/A
Total	11,913,303	$2.32	5,369,834

NOTES:

(1)	The following stock options were not granted under the Company’s Equity Incentive Plan previously approved by shareholders and the common shares reserved for issuance upon the exercise of the following stock options are not included in the total number of common shares reserved for issuance under the Equity Incentive Plan:
a.	50,000 incentive stock options granted to Mr. Jim Pelham on April 17, 2008, as an inducement to accepting employment with the Company. Under the rules and policies of the TSX, stock options under security based compensation arrangements that do not exceed prescribed thresholds may be offered to prospective officers as an inducement to employment without shareholder approval.

b.	50,000 stock options granted to Ms. Mariola Lepak on April 17, 2008; 35,000 stock options granted to Mr. Mark Savage on April 17, 2008; and, 150,000 stock options granted to Mr. Brian Wilson on April 28, 2008. The stock options issued to Ms. Mariola Lepak have been terminated. Under the rules and policies of the TSX, the grants to Messrs. Savage and Wilson require shareholder ratification prior to the exercise of any of the options. Please see “Particulars of Matters to Be Acted Upon – Ratification of Stock Option Grants” for more information.
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
Other than routine indebtedness, at no time during the Company’s most recently completed financial year was any director, executive officer or senior officer of the Company, any proposed management nominee for election as a director of the Company or any associate or affiliate of any such director, executive or senior officer or proposed nominee indebted to the Company or any of its subsidiaries or to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
The Company is unaware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any informed person of the Company, any proposed director of the Company or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries other than the following:
1.	The Company is party to cost sharing agreements with other companies, in some of which Mr. Friedland has a material direct or indirect beneficial interest. Through these agreements the Company shares office space, furnishings, equipment, air travel and communications facilities in Vancouver, Beijing, Singapore and London. The Company also shares the costs of employing administrative and non-executive management personnel at these offices. For the year ended December 31, 2008, the Company’s share of the costs for office space, furnishings, equipment, air travel and administrative and non-executive management personnel was Cdn$851,099. Effective as of March 1, 2008, the Company agreed, as part of the cost sharing arrangements and in connection with Mr. Friedland’s appointment as Chief Executive Officer, to share the costs of operating an aircraft owned by a private company of which Mr. Friedland is the sole shareholder. For the year ended December 31, 2008, the Company’s share of these aircraft costs was Cdn$1.0 million.

2.	During the year ended December 31, 2008, the Company paid U.S.$223,508 for technical services to a wholly owned subsidiary of Ensyn Corporation, an unaffiliated company that was spun off from Ensyn Group, Inc. as a result of the Company’s acquisition of Ensyn Group, Inc. on April 15, 2005. One of the Company’s directors, Dr. Robert Graham, has been the Chairman and Chief Executive Officer of Ensyn Corporation from July 2008 to present, the Chairman of Ensyn Corporation from June 2007 to July 2008, and held the positions of Chief Executive Officer and President of Ensyn Corporation from April 2005 to June 2007. Mr. Graham owns approximately 20% of the equity in Ensyn Corporation. In addition, the Company paid Dr. Graham’s private consulting company U.S.$101,224 for consulting services.

3.	During the year ended December 31, 2008, the Company paid U.S.$708,847 for consulting services and out of pocket expenses to a company controlled by Mr. Shun-ichi Shimizu, one of the Company’s former directors.
APPOINTMENT OF AUDITORS
Deloitte & Touche LLP, Chartered Accountants, will be nominated at the Meeting for re-appointment as the Company’s auditors at a remuneration to be fixed by the directors. Deloitte & Touche LLP have been the Company’s auditors since April 8, 1997.
PARTICULARS OF MATTERS TO BE ACTED UPON
Ratification of Stock Option Grants
     Purpose
The Company is requesting that its shareholders ratify the grant of certain incentive stock options made to two (2) employee/service providers, in one case, as an inducement for the prospective employee to accept employment with the Company and, in the other case, as an inducement for an existing service provider to continue providing his services.
     Background
Typically, incentive stock options offered to new employees or non-employee service providers as an inducement to accept employment with, or engagement by, the Company are granted pursuant to the Company’s Employees’ and Directors’ Equity Incentive Plan (the “Plan”). Likewise, when equity incentives are required as inducements to retain the services of existing employees and service providers, the Company typically uses the Plan to grant incentive stock options.
However, in April 2008, the number of common shares of the Company then available under the Plan was insufficient in order to grant incentive stock options to two (2) individuals to whom the Company was then offering employment and one (1) individual for whom management believed an equity incentive was required in order to retain his services. The Company planned to seek shareholder approval at its May 2008 annual meeting of shareholders (the “2008 AGM”) for an increase in the number of common shares available to be reserved under the Plan for stock option grants and other equity incentives and awards but, given the intense competition for human resources in the oil and gas industry, the Company’s management was concerned that its ability to recruit the new employees and retain the existing service provider could be compromised if it was unable to grant incentive stock options to these individuals immediately.
Accordingly, in April 2008, the Company granted incentive stock options exercisable to acquire up to 235,000 common shares of the Company (the “Recruitment/Retention Options”) to three individuals. Although the Recruitment/Retention Options were to be granted subject to the same terms and conditions as incentive stock options granted under the Plan, the unavailability of any unallocated common shares under the Plan required that the common shares to be made issuable upon the exercise of the Recruitment/Retention Options be reserved from the Company’s authorized and unissued share capital separately from the common shares then reserved (but fully allocated to previously granted incentive stock options) under the Plan.
Under the rules and policies of the TSX, none of the Recruitment/Retention Options could be made exercisable until such time as the grant of the Recruitment/Retention Options had been ratified by the Company’s shareholders. Accordingly, the Company granted the Recruitment/Retention Options subject to the proviso that none of them would be exercisable until so ratified. Insofar as the proxy materials for the 2008 AGM had already been mailed to shareholders when the grant of the Recruitment/Retention Options was made, it was not possible to seek the requisite ratification at the 2008 AGM.
     Ratification of Recruitment/Retention Options
The Company is seeking ratification by its shareholders, at the Meeting, of the grant of 185,000 of the Recruitment/Retention Options to two (2) employee/service providers of the Company. An additional 50,000 Recruitment/Retention Options were originally granted to a third individual who is no longer employed by the Company and whose Recruitment/Retention Options have been terminated. Accordingly, no ratification by the shareholders is being sought for the terminated Recruitment/Retention Options.

Details of the 185,000 Recruitment/Retention Options for which shareholder ratification is being sought at the Meeting are as follows:

Name of	Position with	Number of Shares under	Option Exercise	Option Exercise
Optionee	the Company	Option	Price	Term
Mark Savage	Employee/ Service Provider	35,000	Cdn.$2.15	Five years

Brian Wilson	Employee/ Service Provider	150,000	Cdn.$2.12	Five years

	TOTAL:	185,000
The 185,000 Recruitment/Retention Options for which shareholder ratification is sought at the Meeting are subject to the same terms and conditions as incentive stock options ordinarily granted under the Plan.
     Recruitment/Retention Option Ratification Resolution
At the Meeting, shareholders will be asked to consider and, if considered warranted, approve an ordinary resolution ratifying the grant of 185,000 Recruitment/Retention Options (the “Recruitment/Retention Option Ratification Resolution”). The full text of the Recruitment/Retention Option Ratification Resolution is set out in Schedule A to this Management Proxy Circular.
MANAGEMENT CONTRACTS
Management functions of the Company and its subsidiaries are not performed by a person or persons other than the directors or senior officers of the Company.
CORPORATE GOVERNANCE
National Instrument 58-101 “Disclosure of Corporate Governance Practices” (the “Disclosure Instrument”) requires the Company to disclose its corporate governance practices with reference to a series of corporate governance practices outlined in National Policy 58-201 “Corporate Governance Guidelines” (the “Guidelines”) that the Canadian Securities Administrators (“CSA”) believe reflect a “best practices” standard to which they encourage Canadian public companies to adhere.
The CSA recently announced a proposal to significantly amend the Disclosure Instrument and the Guidelines (the “Proposed Amendments”). The Proposed Amendments would, if implemented, replace the current “comply or explain” disclosure model with a series of nine core corporate governance principles, for which issuers would be required to disclose the practices they use to achieve the objectives of each principle. The Proposed Amendments would also introduce a more principles-based approach for determining whether a director is independent for audit committee and other board and committee purposes. The bright-line tests prescribed under the existing rules for determining independence would be eliminated and the determination of a particular director’s independence would be based on the reasonable judgment of the board of directors using CSA guidance on the types of relationships that could affect a director’s independence.

The Proposed Amendments are open for public comment until April 20, 2009. If, and in what form, the Proposed Amendments will be adopted, is not known at this time.
The following is a discussion of each of the Company’s corporate governance practices for which disclosure is required by the Disclosure Instrument. Unless otherwise indicated, the board of directors believes that its corporate governance practices are consistent with those recommended by the Guidelines.
Board of Directors
     Director Independence
For the purposes of the Disclosure Instrument, a director is independent if he or she has no direct or indirect material relationship with the Company. The Disclosure Instrument defines a “material relationship” to be one which could reasonably be expected to interfere with the exercise of the director’s independent judgment and provides that certain specified relationships will, in all circumstances, be considered material relationships.
As of the date of this Management Proxy Circular, the Company’s board of directors consists of four (4) individuals who are independent and three (3) individuals who are not independent, applying the criteria prescribed by the Disclosure Instrument and the criteria prescribed by the Nasdaq Marketplace Rules (collectively, the “Prescribed Independence Criteria”). If all of management’s nominees are elected as directors at the Meeting, the Company’s board of directors will consist of four (4) individuals who are independent and three (3) individuals who are not independent applying the Prescribed Independence Criteria.
The current directors determined to be independent are: A. Robert Abboud, Howard R. Balloch, Brian F. Downey and Robert A. Pirraglia. Except as described below, Messrs. Abboud, Balloch, Downey and Pirraglia have no material relationship with the Company except as directors and shareholders of the Company and are compensated by the Company solely in their capacities as directors.
Prior to the completion of the Company’s merger with Ensyn Group, Inc. in 2005, Mr. Pirraglia was an executive officer and director thereof and remains an executive officer and director of Ensyn Corporation, a company spun out to the former shareholders of Ensyn Group, Inc. prior to the completion of the merger. Dr. Robert Graham, a director of the Company and its former Chief Technology Officer, acts as Chairman and Chief Executive Officer of Ensyn Corporation. In determining that Mr. Pirraglia is an independent director, the board considered the foregoing and noted that he does not have any business, family, or other relationships with senior management of the Company. Having regard to all the circumstances, the board has determined that Mr. Pirraglia is independent from management of the Company, and that the former relationship of Mr. Pirraglia with Ensyn Group, Inc. and his ongoing relationship with Ensyn Corporation, are not of such nature as to materially interfere with his ability to act with a view to the best interest of the Company.
The directors determined not to be independent are: Robert M. Friedland, Peter G. Meredith and Dr. Robert G. Graham. The reasons why these directors are not considered to be independent are as follows:
•	Mr. Friedland is the Company’s Chief Executive Officer and is therefore not independent.

•	Mr. Meredith is a senior executive officer of Ivanhoe Mines Ltd., a company in which Mr. Friedland, the Company’s Chief Executive Officer is the largest shareholder, and is therefore considered to be a non-independent director.

•	Although the board of directors believes that Dr. Graham is currently independent of management, his status as an executive officer of another company that furnishes consulting and other services to one of the Company’s subsidiaries acquired in its merger with Ensyn Group, Inc. disqualifies him as an independent director under the Disclosure Instrument and the NASDAQ Marketplace Rules. Accordingly, Dr. Graham is considered to be a non-independent director.
     Other Directorships
For information respecting those companies that are reporting issuers (or the equivalent) in Canada or elsewhere in which any of the directors of the Company also act as directors, please see the section entitled “Election of Directors” starting on page 7 of this Management Proxy Circular.
     Meetings of Independent Directors
The Company’s independent directors do not hold regularly scheduled meetings at which non-independent directors and members of management are not present. The Company’s practice in this regard is not consistent with the Guidelines, which recommend that such meetings should be held.
Since each of the independent directors is a member of at least two board committees and the Co-Chairman and Lead Director, who is an independent director, attends all committee meetings, the board believes that the committee meetings provide an adequate forum in which to facilitate open and candid discussion among the Company’s independent directors.
     Independence of Board Chair
A. Robert Abboud, the Co-Chairman and Lead Director of the board, is an independent director. Mr. Abboud’s responsibilities include providing a source of board leadership and ensuring that the board functions effectively, acting as a facilitator with respect to interaction among the independent directors and between management and the independent directors and chairing meetings of the independent and non-management directors.
     Meeting Attendance Records
For information concerning the number of board and committee meetings held in 2008 and the attendance record of each director in respect of those meetings, please see the section entitled “Election of Directors” starting on page 7 of this Management Proxy Circular.
Mandate of the Board
Under the YBCA, the directors of the Company are required to manage the Company’s business and affairs, and in doing so to act honestly and in good faith with a view to the best interests of the Company. In addition, each director must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The board of directors is responsible for supervising the conduct of the Company’s affairs and the management of its business. The board’s mandate includes setting long term goals and objectives for the Company, to formulate the plans and strategies necessary to achieve those objectives and to supervise senior management in their implementation. Although the board delegates the responsibility for managing the day to day affairs of the Company to senior management personnel, the board retains a supervisory role in respect of, and ultimate responsibility for, all matters relating to the Company and its business.
The board’s mandate requires that the board be satisfied that the Company’s senior management will manage the affairs of the Company in the best interest of the shareholders, in accordance with the Company’s principles, and that the arrangements made for the management of the Company’s business and affairs are consistent with their duty described above. The board is responsible for protecting shareholder interests and ensuring that the interests of the shareholders and of management are aligned. The obligation of the board must be performed continuously, and not merely from time to time, and in times of crisis or emergency the board may have to assume a more direct role in managing the affairs of the Company.
In discharging this responsibility, the board’s mandate provides that the board oversees and monitors significant corporate plans and strategic initiatives. The board’s strategic planning process includes annual and quarterly budget reviews and approvals, and discussions with management relating to strategic and budgetary issues. At least one board meeting per year is to be devoted to a comprehensive review of strategic corporate plans proposed by management.
As part of its ongoing review of business operations, the board reviews the principal risks inherent in the Company’s business, including financial risks, through periodic reports from management of such risks, and assesses the systems established to manage those risks. Directly and through the Audit Committee, the board also assesses the integrity of internal control over financial reporting and management information systems.
In addition to those matters that must, by law, be approved by the board, the board is required under its mandate to approve annual operating and capital budgets, any material dispositions, acquisitions and investments outside of the ordinary course of business or not provided for in the approved budgets, long-term strategy, organizational development plans and the appointment of senior executive officers. Management is authorized to act, without board approval, on all ordinary course matters relating to the Company’s business.
The board also expects management to provide the directors on a timely basis with information concerning the business and affairs of the Company, including financial and operating information and information concerning industry developments as they occur, all with a view to enabling the board to discharge its stewardship obligations effectively. The board expects management to efficiently implement its strategic plans for the Company, to keep the board fully apprised of its progress in doing so and to be fully accountable to the board in respect to all matters for which it has been assigned responsibility.
The board has instructed management to maintain procedures to monitor and promptly address shareholder concerns and has directed and will continue to direct management to apprise the board of any major concerns expressed by shareholders.
Each committee of the board is empowered to engage external advisors as it sees fit. Any individual director is entitled to engage an outside advisor at the expense of the Company provided such director has obtained the approval of the Nominating and Corporate Governance Committee to do so.
The board has adopted a strategic planning process which involves, among other things, the following:
•	at least one meeting per year will be devoted to review of strategic plans that are proposed by management;

•	meetings of the board, at least quarterly, to discuss strategic planning issues;

•	the board reviews and assists management in forming short and long term objectives of the Company on an ongoing basis; and

•	the board also maintains oversight of management’s strategic planning initiatives through annual and quarterly budget reviews and approvals.
The strategic planning process adopted by the board takes into account, among other things, the opportunities and risks of the business.
In order to ensure that the principal business risks borne by the Company are identified and appropriately managed, the board receives periodic reports from management of the Company’s assessment and management of such risks. In conjunction with its review of operations which takes place at each board meeting, the board considers risk issues and addresses the management of the risk of the Company’s business.
The board takes ultimate responsibility for the appointment and monitoring of the Company’s executive management. The board approves the appointment of executive management and reviews their performance on an ongoing basis.
The Company has a disclosure policy addressing, among other things, how the Company interacts with analysts and the public. The disclosure policy contains measures for the Company to avoid selective disclosure. The Company has a Disclosure Committee responsible for overseeing the Company’s disclosure practices. This committee consists of the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, Finance and the Vice President and Corporate Secretary and receives advice from the Company’s legal counsel. The Disclosure Committee assesses materiality and determines when developments justify public disclosure. The committee will review the disclosure policy annually and as otherwise needed to ensure compliance with regulatory requirements. The board reviews and approves the Company’s material disclosure documents, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and management proxy circular. The Company’s annual and quarterly financial reports are reviewed by the Audit Committee and recommended to the board prior to their release.
Position Descriptions
     Board Co-Chairmen and Committee Chair
The board has developed written position descriptions for the Independent Co-Chairman and Lead Director and the Chair of each of the board’s committees. A position description for the Executive Co-Chairman has not, to date, been developed but is being considered as part of the process of developing a new position description for the Chief Executive Officer.

     Chief Executive Officer
Robert M. Friedland became the Company’s Chief Executive Officer in 2008. Although the board plans to develop a position description for the Chief Executive Officer that is tailored to the unique and valuable skills, talents and experience that Mr. Friedland brings to the position, the process of developing such a position description has only recently been initiated and has not, to date, been completed.
Orientation and Continuing Education
     Orientation
The Company takes steps to ensure that prospective directors fully understand the role of the board and its committees and the contribution individual directors are expected to make, including, in particular the commitment of time and energy that the Company expects of its directors. New directors are provided with a comprehensive information package, including pertinent corporate documents and a director’s manual containing information on the duties, responsibilities and liabilities of directors. New directors are also briefed by management as to the status of the Company’s business. Directors are provided with the opportunity to make site visits to the Company’s properties.
     Continuing Education
Management and outside advisors provide information and education sessions to the board and its committees on a continuing basis as necessary to keep the directors up-to-date with the Company, its business and the environment in which it operates as well as with developments in the responsibilities of directors. Presentations are made to the board from time to time to educate and keep them informed of changes within the Company and of regulatory and industry requirements and standards. In addition, directors are encouraged to take courses relevant to the Company and its business, particularly with respect to corporate governance and the energy industry.
Ethical Business Conduct
The Company has adopted a Code of Business Conduct and Ethics applicable to all employees, consultants, officers and directors regardless of their position in the organization, at all times and everywhere the Company does business. The Code of Business Conduct and Ethics provides that the Company’s employees, consultants, officers and directors will uphold its commitment to a culture of honesty, integrity and accountability and the Company requires the highest standards of professional and ethical conduct from its employees, consultants, officers and directors. The Code was amended effective November 2, 2007, to reflect the Company’s adoption of a whistleblower policy and to bring up to date the Company’s internal reporting process in connection with Code-related matters. The Company’s Code of Business Conduct and Ethics, as amended, has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. A copy of the Company’s Code of Business Conduct and Ethics may be obtained, without charge, by request to Ivanhoe Energy Inc., 654 – 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E1, Attention: Vice President & Corporate Secretary, or by phone to 604-688-8323.
The Audit Committee monitors compliance with the Code of Business Conduct and Ethics through its oversight of the Company’s Whistleblowing Policy. The Board has not granted any waiver of the Code of Business Conduct and Ethics in favour of a director or executive officer. Accordingly, no material change report has been required or filed.
The Nominating and Corporate Governance Committee monitors the disclosure of conflicts of interest by directors with a view to ensuring that no director votes or participates in any board deliberations on a matter in respect of which such director has a material interest.
The board has adopted a series of corporate policies and procedures aimed at encouraging and promoting a culture of ethical business conduct. These include policies and procedures covering such matters as corporate disclosure procedures and controls, confidentiality, securities trading and whistle-blowing.
Audit Committee
The Audit Committee consists of Messrs. Brian Downey, Robert Abboud and Howard Balloch, all of whom are independent directors in accordance with criteria set out in the Canadian Securities Administrators’ Audit Committee rules in National Instrument 52-110 (“NI 52-110”), and the Nasdaq Marketplace Rules, and each of whom meets the heightened independence requirements of NI 52-110 applicable to audit committee members. Mr. Downey, who has been determined by the board to be an Audit Committee Financial Expert, as such term is defined in the U.S. Securities Exchange Act of 1934, as amended, is the Chairman of the committee.
The mandate of the Audit Committee is to oversee the Company’s financial reporting obligations, systems and disclosure, including monitoring the integrity of the Company’s financial statements, monitoring the independence and performance of the Company’s external auditors and acting as a liaison between the board and the Company’s auditors. The activities of the Audit Committee typically include reviewing interim financial statements and annual financial statements, management discussion and analysis and earnings press releases before they are publicly disclosed, ensuring that internal controls over accounting and financial systems are maintained and that accurate financial information is disseminated to shareholders. Other responsibilities include reviewing the results of internal and external audits and any change in accounting procedures or policies, and evaluating the performance of the Company’s auditors. The Audit Committee communicates directly with the Company’s external auditors in order to discuss audit and related matters whenever appropriate.
The board has determined that each member of the Audit Committee is “financially literate”. For the purposes of NI 52-110, and individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.
The Company has adopted an Audit Committee charter which codifies the mandate of the Audit Committee. The Audit Committee charter specifically defines the Audit Committee’s relationship with, and expectations of, the external auditors, and the Audit Committee’s responsibility for regularly establishing the independence of the external auditor, approving any non-audit mandates of the external auditor; the engagement, evaluation, remuneration and termination of the external auditor; its relationship with, and expectations of, the internal auditor function and its oversight of internal control; and the disclosure of financial and related information. The board reviews and reassesses the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee has regular access to the Chief Financial Officer of the Company. The external auditors regularly attend all meetings of the Audit Committee. At each meeting of the Audit Committee, a portion of the meeting is set aside to discuss matters with the external auditors without management being present. In addition, the Audit Committee has the authority to call a meeting with the external auditors without management being present, at the committee’s discretion. Additional information regarding the Audit Committee is located in the Directors and Officers section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. A copy of the Audit Committee’s Charter may be obtained upon request to the Vice President & Corporate Secretary, 654 — 999 Canada Place, Vancouver. British Columbia, V6C 3E1, telephone (604) 688-8323.
Nomination of Directors
The Nominating and Corporate Governance Committee consists of Messrs. Balloch, Abboud and Pirraglia, all of whom are independent directors in accordance with criteria set out in the Disclosure Instrument and the Nasdaq Marketplace Rules. Mr. Balloch is the Chairman of the committee. Peter Meredith was formerly a member of the Nominating and Corporate Governance Committee. Following an assessment by the board of the independence of each of its directors, it was determined that Mr. Meredith was no longer independent and, accordingly, he stepped down as a member of the Committee.
One of the primary responsibilities of the Nominating and Corporate Governance Committee is the identification of new candidates for board nomination. Typically, the full board determines, based on the Company’s objectives and strategies and the perceived risks it faces, the competencies, skills, experience and personal qualities it considers necessary or desirable in potential director candidates. The Nominating and Corporate Governance Committee then takes responsibility for identifying potential candidates who possess some or all of these attributes for presentation to, and assessment by, the full board. The Nominating and Corporate Governance Committee is also responsible for assessing, on a periodic basis, the performance of individual directors and the board as a whole.
Based on this framework, the Nominating and Corporate Governance Committee developed a skills matrix outlining the Company’s desired complement of directors’ competencies, skills and characteristics. The Committee annually assesses the current competencies and characteristics represented on the board and utilizes the matrix to determine the board’s strengths and identify any gaps that need to be filled. This analysis assists the Committee in discharging its responsibility for approaching and proposing to the full board new nominees to the board, and for assessing directors on an ongoing basis.
The Nominating and Corporate Governance Committee’s responsibilities are outlined in the committee’s Charter. Those responsibilities include:
•	evaluating the Company’s executive management succession plans;

•	ensuring that the board has the necessary structures and procedures so that it can function with an appropriate degree of independence from management;

•	providing a forum without management present to receive expressions of concern, including a concern regarding matters involving the independence of the board from management;

•	establishing induction programs for new directors;

•	developing and maintaining continuing education programs for directors; and

•	reviewing the practices and procedures of the board in light of ongoing developments in regulatory requirements and industry best practices in matters of corporate governance and recommending to the board any changes considered necessary or desirable.
A copy of the Nominating and Corporate Governance Committee’s Charter may be obtained upon request to the Vice President Corporate Secretary, 654 – 999 Canada Place, Vancouver, British Columbia, V6C 3E1, telephone (604) 688-8323.
Compensation
The board of directors determines the compensation to be paid to its directors and officers primarily on the basis of recommendations made by the Compensation Committee.
The Compensation Committee reviews and makes recommendations to the board with respect to compensation for the Company’s executive officers. See “Statement of Executive Compensation”. The Compensation Committee also reviews and makes recommendations to the board regarding the adequacy and form of the compensation payable to non-management directors to ensure that such compensation realistically reflects the responsibilities and risks involved in being an effective director without compromising such director’s independence. Directors who are executives of the Company receive no additional remuneration for their services as directors.
The Compensation Committee consists of Messrs. Balloch, Downey and Pirraglia, all of whom are independent directors in accordance with criteria set out in the Disclosure Instrument and the Nasdaq Marketplace Rules. Mr. Balloch is the Chairman of the committee. Peter Meredith was formerly a member of the Compensation Committee. Following an assessment by the board of the independence of each of its directors, it was determined that Mr. Meredith was no longer independent and, accordingly, he stepped down as a member of the Committee.
The Compensation Committee’s responsibilities are outlined in the committee’s Charter. Those responsibilities include:
•	reviewing and adopting, on an annual basis, corporate goals and objectives relevant to the compensation payable to the Chief Executive Officer (“CEO”);

•	evaluating the CEO’s performance in light of adopted goals and objectives and set the CEO’s compensation level based on such evaluation;

•	reviewing and making recommendations to the board, on an annual basis, with respect to the adequacy and form of compensation and benefits payable to executive officers and non-executive directors;

•	administering and making recommendations to the board with respect to awards under the Company’s equity incentive and equity compensation plans; and

•	preparing periodic reports with respect to executive compensation in accordance with applicable regulatory requirements.

A copy of the Compensation Committee’s Charter may be obtained upon request to the Vice President & Corporate Secretary, 654 – 999 Canada Place, Vancouver, British Columbia, V6C 3E1, telephone (604) 688-8323.
The Company has adopted a corporate policy to encourage non-management directors to invest in the common shares of the Company by requiring each non-management director to hold common shares having an aggregate market value equal to not less than 3 times the director’s basic annual retainer. Recognizing that the market value of publicly traded equity securities fluctuates over time, the policy does not require a director to “top up” if, by reason of a decline in the market price of the Company’s common shares, the aggregate market value of the shares he owns falls below an amount equal to 3 times his basic annual retainer. Once a director attains the minimum ownership threshold for the first time, he is considered to be in compliance with the policy for as long as he continues to hold at least the number of shares that he was required to hold as of the date that he first met the minimum threshold.
The Company has also adopted a corporate policy to align the interests of the Company’s senior management with the interests of its shareholders by requiring the CEO to hold common shares having an aggregate market value equal to not less than 3 times his annual salary. As with the share ownership policy applicable to non-management directors, the share ownership policy applicable to the CEO does not require him to “top up” if, by reason of a decline in the market price of the Company’s common shares, the aggregate market value of the shares he owns falls below an amount equal to 3 times his annual salary. Once the CEO attains the minimum ownership threshold for the first time, he is considered to be in compliance with the policy for as long as he continues to hold at least the number of shares that he was required to hold as of the date that he first met the minimum threshold.
Other Board Committees
In October 2008, the Company established an Executive Committee. The function of the Executive Committee is to govern the financial activities of the Company’s Latin America corporate group, and to facilitate the review and approval of matters on behalf of the board when logistical constraints, including time, do not permit a full meeting of the Board during intervals between regularly schedules board meetings or when specific transactions or actions which have been approved in principle by the board require a specific resolution for formal approval. The Executive Committee consists of two independent directors in Messrs. Abboud and Balloch and two non-independent directors in Messrs. Friedland and Meredith.
The Executive Committee’s responsibilities are outlined in its charter. A copy may be obtained upon request to the Vice President & Corporate Secretary, 654 – 999 Canada Place, Vancouver, British Columbia, V6C 3E1, telephone (604) 688-8323.
Assessments
The Nominating and Corporate Governance Committee has the responsibility for developing and recommending to the board, and overseeing the execution of, a process for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors, on a regular basis. The Nominating and Corporate Governance Committee has developed an assessment process for the board, each of its committees, and the contribution of individual directors.
On an annual basis, the Nominating and Corporate Governance Committee sends a performance evaluation questionnaire to all of the members of the board of directors. This questionnaire covers a wide range of topics relating to board, committee and individual director performance and seeks to elicit comments and recommendations for improvement. Responses are tabulated and analyzed by the Chairman of the Nominating and Corporate Governance Committee, who then reports the results to the Committee and ultimately to the entire board of directors.
OTHER BUSINESS
Management of the Company is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of Meeting.
DIRECTORS’ APPROVAL
The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the board of directors of the Company.
ADDITIONAL INFORMATION
Copies of the Company’s annual reports on Form 10-K, the Company’s quarterly reports on Form 10-Q, the Company’s current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge on or through the Company’s website at www.ivanhoe-energy.com or through the SEC’s website at www.sec.gov. Additional information relating to the Company is available free of charge on or through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. This includes the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year which may be viewed on the SEC’s website or on the SEDAR website. Finally, securityholders may contact the Company directly to receive copies of information relating to it, including its financial statements and management’s discussion and analysis, without charge, upon written or oral request to Beverly A. Bartlett, Vice President & Corporate Secretary, Suite 654-999 Canada Place, Vancouver, British Columbia, V6C 3E1, or by telephone at
(604) 688-8323.
DATED at Vancouver, British Columbia as of the 13th day of March, 2009.
BY ORDER OF THE BOARD
Beverly A. Bartlett
Vice President & Corporate Secretary

SCHEDULE A
Recruitment/Retention Option Ratification Resolution
BE IT RESOLVED, as an ordinary resolution, that:
1.	The grant of the Excess Stock Options, as described in the Management Proxy Circular of the Company dated March 13, 2009 be and are hereby ratified; and

2.	Any director or officer of the Company be and is hereby authorized, for and on behalf of the Company, to do such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.